Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

JOHNSON CONTROLS, INC.

AND

VISTEON CORPORATION

Dated as of January 12, 2014

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of January 12, 2014 (this “Agreement”), is by and between Johnson Controls, Inc., a Wisconsin corporation (“Seller”), and Visteon Corporation, a Delaware corporation (“Purchaser” and together with Seller, the “parties”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business, including through their ownership of interests and participation in the Purchased Ventures;

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser or Affiliates of Purchaser designated by Purchaser, and Purchaser shall, and shall cause any of its applicable Affiliates to, purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall, or shall cause its applicable designated Affiliates to, assume the Assumed Liabilities (the “Transaction”); and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Action” means any Proceeding, claim, cause of action, audit, review, inquiry, assessment, hearing, complaint, demand, examination, or investigation.

“Adjustment Amount” means the Working Capital Difference; provided that if the absolute value of the Working Capital Difference is equal to or less than $4,600,000, then the Adjustment Amount shall be zero.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, neither the Seller Entities nor Seller shall be deemed Affiliates of Purchaser, nor, as of and after Closing, of the Purchased Companies.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination, collective redundancy plan such as layoff or voluntary separation plan or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any Business Employee, other than any Multiemployer Plan.

“Business” means the business of designing, manufacturing, researching and developing, marketing and selling, either directly or indirectly via Virtual City or associated partnerships such as Takosan, S&T, Kimball or other third parties, driver information displays, instrument clusters, head-up displays, compasses, dashboard-mounted clocks, park distance indicators, tire pressure monitoring systems, passive access and start systems (including keyless and remote entry and corresponding keyfobs), body control modules, immobilizers, telematics, infotainment head units, mobile device gateways, RSE display solutions and Bluetooth or “hands free” mobile phone interface systems, in each case that are designed to be installed in passenger automobiles, two-wheel applications and light trucks and in each case (a) as such products exist (whether marketed for sale or still in development) as of the Closing Date and (b) as such business is conducted by Seller, its Subsidiaries and any other Purchased Company as of the Closing Date. Seller and Purchaser agree that “Business” shall include the product and systems described in the immediately prior sentence but neither (x) any other product or system sold by Seller or any of its Subsidiaries (including any seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system) nor (y) the HomeLink Business.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means each Current Business Employee and each Former Business Employee.

“Business Material Adverse Effect” means any condition, event, development, change or effect that has a material adverse effect on the business, condition (financial or otherwise), results of operations or assets and Liabilities of the Business or the Purchased Assets and the Purchased Companies and their respective Subsidiaries (taken as a whole); provided, however, that no such condition, event, development, change or effect resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of Seller, any other Seller Entity or the Business to meet internal or analyst projections or forecasts for any period (provided, however, that any underlying cause for such failure shall not be excluded by this clause (f)); (g) any action taken or omitted to be taken by or at the request or with the consent of Purchaser or as required by this Agreement; (h) the announcement or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser; or (i) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations thereof that, in any such case, take effect after the date of this Agreement; provided that any adverse conditions, events, developments, changes or effects resulting from the matters described in clauses (a), (b), (c), (d), (e) and (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business or the Purchased Assets and the Purchased Companies (taken as a whole) relative to similarly situated businesses in the industries in which the Business operates.

“Business Products” means any product, component or system designed, manufactured, researched and developed, marketed or sold by the Business.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, in each case of such Person as of such time, such amounts calculated in a manner consistent with the Transaction Accounting Principles and the Sample Post-Closing Statement.

“Cause” means, with respect to a Transferred Business Employee, any of the following: (a) a material breach by such Transferred Business Employee of the provisions of any employment agreement, noncompetition agreement, confidentiality agreement or similar agreement with Purchaser or any applicable Affiliate of Purchaser, or of Purchaser’s or any such Affiliate’s personnel policies or code of ethics, as then in effect, or gross negligence or willful misconduct by such Transferred Business Employee in the course of employment with Purchaser or any applicable Affiliate of Purchaser; (b) substantial failure by such Transferred Business Employee to perform the duties or services reasonably required by Purchaser or any applicable Affiliate of Purchaser; (c) an act or omission by such Transferred Business Employee that results in his or her being charged with a criminal offense that constitutes a felony (or the equivalent) or other crime involving fraud, dishonesty or moral turpitude; (d) a material breach of any fiduciary duty to Purchaser or any applicable Affiliate of Purchaser; or (e) any other material act or material omission by such Transferred Business Employee that constitutes cause for termination under Purchaser’s or any of its applicable Affiliates’ generally applicable employment policies or practices or applicable Law; provided that, with respect to subsections (a) and (b), no termination shall be effective for Cause unless Purchaser or its applicable Affiliate has first provided written notice of the events giving rise to such termination and, if such events are curable, the applicable Transferred Business Employee has failed to cure such events within ten (10) days following receipt of such written notice; and provided, further, that in no event shall Purchaser or its applicable Affiliates have to provide more than one notice and opportunity to cure with respect to any multiple, repeated or substantially similar events or circumstances.

“Closing Cash Amounts” means an amount equal to the sum of (a) the Cash Amounts of the Purchased Entities plus (b) an amount equal to the Cash Amounts of the Purchased Consolidated Ventures multiplied by the percentage of the outstanding equity interest in such Purchased Consolidated Ventures represented by the Purchased Venture Interests in such Purchased Consolidated Ventures, in each case, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Closing Funded Debt” means an amount equal to the sum of (a) the Funded Debt of the Purchased Entities plus (b) an amount equal to the Funded Debt of the Purchased Consolidated Ventures multiplied by the percentage of the outstanding equity interest in such Purchased Consolidated Ventures represented by the Purchased Venture Interests in such Purchased Consolidated Ventures, in each case, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt.

“Closing Working Capital” means the (a) Working Capital of the Business plus (b) an amount equal to the Working Capital of the Purchased Consolidated Ventures multiplied by the percentage of the outstanding equity interest in such Purchased Consolidated Ventures represented by the Purchased Venture Interests in such Purchased Consolidated Ventures, in each case, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.

“Contract” means, with respect to any Person, any contract, lease, license, commitment, mortgage, customer order, loan or credit agreement, note, indenture, agreement or other arrangement or obligation, in each case (whether oral or in writing) to which such Person is a party or subject or by which such Person or its assets are bound.

“Covered Losses” means, subject to Section 9.7, losses, Liabilities, Taxes, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and expenses (including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and disbursements and other reasonable out-of-pocket expenses incurred or payable in connection with any investigation, Action or Proceeding), incurred or suffered by an Indemnified Party as a result of any matter for which indemnity may be sought under Article IX.

“Current Business Employee” means (a) each Current Purchased Company Employee, (b) each other employee of Seller or any of its Affiliates who is actively and primarily employed in the Business, or who is primarily dedicated to supporting the Business, immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, short-term disability or other similar leave of absence), and (c) each individual listed on Section 1.1(a)(i) of the Seller Disclosure Schedules, who is employed by Seller or an Affiliate immediately prior to the Closing, excluding, in each case, (i) any employee of a Purchased Non-Consolidated Venture and (ii) each individual listed on Section 1.1(a)(ii) of the Seller Disclosure Schedules.

“Current International Business Employee” means each Current Business Employee who, as of immediately prior to the Closing, was primarily employed outside of the United States.

“Current Purchased Company Employee” means each employee of a Purchased Company (other than a Purchased Non-Consolidated Venture) immediately prior to the Closing.

“Current U.S. Business Employee” means each Current Business Employee who, as of immediately prior to the Closing, was primarily employed in the United States.

“Delayed Transfer Employees” means each Current Business Employee whose name is set forth on Section 1.1(b) of the Seller Disclosure Schedules.

“Employee Transfer Date” means (a) as applied to each Delayed Transfer Employee, the “Delayed Employee Transfer Date” for such Delayed Transfer Employee as set forth on Section 1.1(c) of the Seller Disclosure Schedules, and (b) as applied to Current Business Employees other than Delayed Transfer Employees, the Closing Date.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the protection of human health or the environment or to Contamination or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Former Business Employee” means (a) each Former Purchased Company Employee and (b) each former employee of Seller or its Affiliates who, at the time his or her employment with Seller and its Affiliates last terminated, was primarily employed in the Business or primarily dedicated to supporting the Business, excluding, in each case, (i) each former employee of a Purchased Non-Consolidated Venture and (ii) each individual listed on Section 1.1(a)(ii) of the Seller Disclosure Schedules.

“Former International Business Employee” means each Former Business Employee who, at the time his or her employment with Seller and its Affiliates last terminated, was primarily employed outside the United States.

“Former Purchased Company Employee” means each Person who at the time his or her employment with Seller and its Affiliates last terminated, was an employee of a Purchased Company (other than a Purchased Non-Consolidated Venture).

“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest, penalties, fees and premiums (including any applicable prepayment premiums and penalties and other breakage costs) thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all capitalized lease obligations that are classified as a Liability on a balance sheet prepared in accordance with GAAP; (d) all direct obligations under letters of credit and guarantees; and (e) those items listed on Section 1.1(d) of the Seller Disclosure Schedules, in each case solely to the extent drawn or outstanding in each case of such Person as of such time, such amount calculated in a manner consistent with the Transaction Accounting Principles and the Sample Post-Closing Statement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency, board, bureau, arbitrator or arbitral body or commission or other national, state, local, supranational or foreign governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas or any other substance or chemical that can give rise to Liability under any Environmental Law.

“HomeLink Business” means the business of designing, manufacturing, researching and developing, marketing and selling wireless vehicle/home communication devices, operating on the basis of HomeLink Technology, that are designed to be installed in any vehicle, including passenger automobiles and light trucks, in each case as such products exist (whether marketed for sale or still in development) as of September 27, 2013.

“HomeLink Purchased Assets” means any and all assets, properties, rights and Contracts that Seller or its Affiliates sold or conveyed on September 27, 2013 to Gentex Corporation or its Affiliates pursuant to that certain Asset Purchase Agreement, dated as of July 18, 2013, by and between Seller and Gentex Corporation.

“HomeLink Technology” means the technology that operates radio frequency transmitters and/or transceivers designed to be installed in any vehicle, including passenger automobiles and light trucks, that communicates solely by radio frequency with a compatible device, including garage doors, gate openers, locks or other barrier openers, home security systems, heating, ventilation or air conditioning systems and home lighting systems, either: (1) directly through point-to-point communication (as opposed to indirectly through a cloud, server, Wi-Fi hotspot, cellular tower or other non point-to-point intermediary device); or (2) indirectly through point-to-point communication to a garage door opener or a device that receives such point-to-point communication (as opposed to an indirect communication through a cloud, server, Wi-Fi hotspot, cellular tower or other non point-to-point intermediary device) and, after receiving such radio frequency communication, communicates through radio frequency communication with one or more other devices or appliances (or with a repeater device that in turn communicates to one or more other devices or appliances).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication, with respect to any Person and as of any time, any of the following: (a) all Funded Debt of such Person, (b) all letters of credit or performance bonds issued for the account of such Person, and (c) all guarantees and keepwell arrangements or similar assurances issued by such Person to a creditor against a loss with respect to the obligations described in clauses (a) and (b) above, in each case as of such time.

“Information Technology” means any tangible or digital or other electronic computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), information systems and telecommunications systems, including any tangible or electronic technology comprising or supporting the foregoing.

“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S. (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, (d) Software, (e) intellectual property rights arising from or in respect of the Know-How, (f) rights of publicity or privacy and rights to personal information, (g) moral rights and rights of attribution, (h) applications and registrations for any of the foregoing, and (i) all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to principally for the benefit of International Business Employees.

“International Business Employee” means each Current International Business Employee and each Former International Business Employee.

“JCI Name and JCI Marks” means the names, Marks or logos owned by Seller or any of its Affiliates for the “Johnson Controls,” “Johnson Controls, Inc.” or “JCI” names, or any confusingly similar variations or derivatives thereof, either alone or in combination with other words.

“Judgment” means any judgment, injunction, order, decree, decision, award or other determination of any Governmental Entity.

“Know-How” means inventions, ideas, processes, methods, designs, formulae, models, methodologies, technical information, databases, trade secrets, source code, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees, records, books, documentation, specifications or other embodiments of the foregoing.

“Knowledge” means the knowledge, after reasonable inquiry, with respect to any Seller Entity, of any Person listed in Section 1.1(e) of the Seller Disclosure Schedules, and the knowledge, after reasonable inquiry, with respect to Purchaser, of any Person listed in Section 1.1(e) of the Purchaser Disclosure Schedules.

“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, encroachment, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“Maquila Program” means an IMMEX (Industria Manufacturera, Maquiladora y de Servicios de Exportación) authorization granted to an entity by the Mexican Department of the Economy based on the Mexican Decree published in the Mexican Official Gazette, known in Spanish as the “Decreto para el fomento de la industria manufacturera, maquiladora y de servicios de Exportación,” or any IMMEX or Maquila Decree prior to the foregoing.

“Marks” means any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, all reissues, extensions and renewals of any of the foregoing, and all goodwill connected with the use of and symbolized by any of the foregoing.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Non-Competition Obligations” means the obligations of Seller under Section 5.14(b).

“Overhead Restructuring” means the portion of the Specified Restructurings that details the process the parties will use to identify overhead cost savings, as more fully described in Section 1.1(g)(v) of the Seller Disclosure Schedules.

“Patents” means all rights with respect to patents, statutory invention registrations, utility models, registered design rights and applications for any of the foregoing (including provisional applications), and all equivalents and counterparts of any of the foregoing throughout the world, however denominated, and including all reissues, renewals, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which an adequate reserve has been established and reflected in the Business Financial Statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business that are not yet due or payable or that are being contested in good faith and by appropriate Proceedings, and for which an adequate reserve has been established and reflected in the Business Financial Statements; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to real property, (i) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions to the extent not violated by the current use, and (ii) Liens not created by Seller or any of its Subsidiaries or Affiliates that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (d) only) any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the Closing Date; and (e) Liens deemed to be created by any of the Transaction Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“PRC Interests” means the Purchased Entity Shares in the PRC Purchased Entity and the Purchased Venture Interests in Changchun Johnson Controls FAWAY Automotive Electronics Co., Ltd., a PRC limited liability company, and SJCAE.

“PRC Purchased Entity” means Johnson Controls Automotive System (Chongqing) Co., Ltd.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, litigation, suit or proceeding by or before any Governmental Entity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes and other similar Taxes imposed on a periodic basis solely by reference to the value or level of an item.

“Purchased Companies” means the Purchased Entities and the Purchased Ventures.

“Purchased Company Benefit Plan” means (a) any Benefit Plan solely sponsored, maintained or contributed to by, or for, any Purchased Company, and (b) any other Benefit Plan identified as a Purchased Company Benefit Plan on Section 3.15(a) of the Seller Disclosure Schedules.

“Purchased Consolidated Companies” means the Purchased Entities and the Purchased Consolidated Ventures.

“Purchased Entity Benefit Plan” means any Benefit Plan solely sponsored, maintained or contributed to by, or for, any Purchased Entity.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.

“Seller Benefit Plan” means any Benefit Plan other than a Purchased Company Benefit Plan.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets (including Purchased Entity Shares and Purchased Venture Interests) and/or Assumed Liabilities pursuant to this Agreement, including the entities listed on Section 1.1(f) of the Seller Disclosure Schedules.

“SJCAE” means Shanghai Johnson Controls Automotive Electronics Co., Ltd., a PRC limited liability company.

“Software” means any rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Restructurings” means the restructurings set forth on Section 1.1(g) of the Seller Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided that no Purchased Venture shall be deemed to be a Subsidiary of Seller or any other Seller Entity.

“Supply Agreement” means the Supply Agreement, substantially similar in all material respects to the form attached hereto as Exhibit A, by and between Seller and Purchaser.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personable Property shall not include any Intellectual Property.

“Target Working Capital” means $67,600,000, calculated as set forth on the Sample Post-Closing Statement.

“Tax” means any tax of any kind, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, real estate transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, or occupation tax, solidarity surcharge, social security contributions, and any other similar assessment, levy, duty, customs duty, tariff or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Asset” means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or other Tax credit.

“Tax Benefit” means the Tax effect of any Tax Item that decreases Taxes paid or payable. The amount and timing of any Tax Benefit realized shall be calculated on a “with and without” basis.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VI.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding relating to Taxes with or against any Taxing Authority.

“Tax Relief Cancellation” shall have the meaning ascribed to such term in Section 3.4 of the Seller Disclosure Schedules.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or supplement or attachment thereto.

“Taxing Authority” means any Governmental Entity (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement, the Lease Agreement, the St. Petersburg Agreement, the Pricol JV License Agreement, the Foreign Acquisition Agreements, the French Offer Letter, the Assignment Agreement and Bill of Sale, the Foreign Closing Documents and the Warranty Deeds, and any and exhibits and schedules hereto and thereto.

“Transition Services Agreement” means the Transition Services Agreement, substantially similar in all material respects to the form attached hereto as Exhibit B, by and between Seller and Purchaser.

“Transitional Employee” means each Current Purchased Company Employee whose name is set forth on Section 1.1(h) of the Seller Disclosure Schedules.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended (including any successor regulations).

“United States” and “U.S.” means the United States of America.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including, (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Working Capital” means, of any Person and as of any time, the net working capital of such Person as of such time, calculated by subtracting (a) the sum of the amounts as of such time for the current Liability line items and the general ledger accounts shown on the Sample Post-Closing Statement for such Person, from (b) the sum of the amounts as of such time for the current asset line items and general ledger accounts shown on the Sample Post-Closing Statement for such Person, in each case with such amounts calculated in a manner consistent with the Transaction Accounting Principles and the Sample Post-Closing Statement; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Funded Debt, or (ii) any asset or liability (current or deferred) in respect of Taxes; provided, further, that the “Working Capital of the Business” means, as of any time, the net working capital of the Business as of such time (excluding the Purchased Ventures) calculated in accordance with the foregoing clauses. The parties agree that any amount included within the definition of Working Capital, Cash Amounts or Funded Debt shall be adjusted, if necessary, to include amounts to the extent that they constitute a Purchased Asset or Assumed Liability, and to exclude amounts to the extent they constitute an Excluded Asset or Retained Liability.

“Working Capital Difference” means (a) the Closing Working Capital minus (b) the Target Working Capital.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

Acceptance Notice	2.15(b)
Acquiring Party	5.16(d)
Agreement	Preamble
Allocation	2.11
Antitrust Laws	3.4
Approvals	2.12(a)
Assignment Agreement and Bill of Sale	2.8(a)(iv)
Assumed Liabilities	2.6
Balance Sheet Date	3.6(a)
Base Purchase Price	2.2
Business Balance Sheet	3.6(a)
Business Financial Statements	3.6(a)
Business Information Technology	2.4(f)
Business Intellectual Property	2.4(d)
Business Intellectual Property License	5.16(b)
Business Permits	3.12(b)
Cap	9.2(b)(iii)
China JV	5.25
China JV Separation	5.25
Closing	2.3
Closing Date	2.3
Closing Statement	2.10(b)
Combined Tax Return	6.4(a)
Competing Business	5.14(b)
Completion of the Consultation Process	2.15(a)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Consultation Process	2.15(a)
Controlling Party	6.6(c)
Covered Person	5.14(a)
Deductible	9.2(b)(i)
Dispute Notice	2.10(d)
Dispute Resolution Period	2.10(d)
Divestiture Period	5.14(b)
Environmental Permits	5.17
Estimated Adjustment Amount	2.10(b)

Estimated Closing Cash Amounts	2.10(b)
Estimated Closing Funded Debt	2.10(b)
Estimated Closing Working Capital	2.10(b)
Excluded Assets	2.5
Excluded Business Taxes	6.1
FCPA	3.21
Final Purchase Price	2.10(f)
Foreign Acquisition Agreements	2.14
Foreign Closing Documents	2.8(a)(v)
French Assets	2.15(a)
French Entities	2.15(a)
French Interests	2.15(a)
French Offer	2.15(b)
French Offer Letter	2.15(b)
French Purchase Price	2.15(b)
French Ventures	2.15(a)
German Asset Sale	6.12(d)(i)
German Assets	6.12(d)(i)
German Seller Entity	6.12(d)(iii)
Holland Facility	5.20
Identified Guarantees	5.8
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.10(d)
Inventory	2.4(i)
IP Retained Litigations	5.11(c)
Lease Agreement	5.20
Licensing Notice	5.16(b)
Licensing Request Period	5.16(b)
Material Contracts	3.11(a)
Money Laundering Laws	3.22
Named IP Retained Litigation	5.11(d)
Non-Controlling Party	6.6(c)
Non-Transferred Assets	2.12(d)
OFAC	3.20
Outside Date	8.1(d)
Overhead Restructuring Cap	2.7(m)
Owned Real Property	2.4(c)
parties	Preamble
Post-Closing Statement	2.10(c)
Pre-Closing Restructuring	5.13
Pre-Closing Separate Tax Return	6.4(a)
Pre-Closing WC Claims	5.10(b)
Pricol Venture	5.22
Purchase Price	2.2
Purchased Assets	2.4

Purchased Consolidated Venture	2.4(a)
Purchased Entities	2.4(a)
Purchased Entity	2.4(a)
Purchased Entity Shares	2.4(a)
Purchased Non-Consolidated Venture	2.4(a)
Purchased Venture Interests	2.4(a)
Purchased Ventures	2.4(a)
Purchaser	Preamble
Purchaser 401(k) Plan	5.7(g)
Purchaser Field of Use	5.16(a)
Purchaser Fundamental Representations	9.1(b)
Purchaser Indemnified Parties	9.2(a)
Purchaser Material Adverse Effect	4.1
Purchaser Portion of the Shared Contract Liabilities	2.12(c)
Purchaser Tax Indemnified Parties	6.1
Purchaser’s Allocation Notice	2.11
Real Property Lease	2.4(c)
Retained Business Products	5.16(b)
Retained Intellectual Property	5.16(a)
Retained Intellectual Property License	5.16(a)
Retained Liabilities	2.7
Sample Closing Statement	2.10(a)
Securities Act	4.6
Seller	Preamble
Seller 401(k) Plans	5.7(g)
Seller Field of Use	5.16(b)
Seller Fundamental Representations	9.1(a)
Seller Indemnified Parties	9.3(a)
Seller Portion of the Shared Contract Liabilities	2.12(c)
Seller Tax Indemnified Parties	6.2
Seller’s Allocation	2.11
Shared Contract	2.12(c)
Specified Business Contracts	2.4(b)
Specified Retained Litigation	2.7(n)
Specified Schedules Update Period	5.16(b)
St. Petersburg Agreement	5.26
Straddle Period Separate Tax Return	6.4(b)
Third Party Claim	9.4(a)
Transaction	Recitals
Transaction Accounting Principles	2.10(b)
Transfer Taxes	6.12(a)
Transferred Business Employee	5.7(a)
Transferred Leased Property	2.4(c)
Transferred Permits	2.4(k)
U.S. Export Control Law	3.20
U.S. Sanctions Law	3.20

VAT Leakage	6.12(b)(ii)
VAT Recovery Outside Date	6.12(b)(ii)
Venture Consent	5.22
Venture Equity Interests	3.2(b)
Warranty Claim	5.18
Warranty Deed	2.8(b)(v)
Workers Compensation Policies	5.10(b)
Works’ Councils	2.15(a)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or any Affiliates designated by Purchaser, and Purchaser shall, and shall cause any of its applicable Affiliates to, purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest in and to the Purchased Assets.

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall, on behalf of itself and/or its Affiliates, (i) pay to Seller, on behalf of the Seller Entities, an aggregate of two hundred and sixty-five million Dollars ($265,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.10 and Section 2.15 (the Base Purchase Price, as so adjusted, the “Purchase Price”); and (ii) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 9:00 a.m. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed among Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Unless the parties otherwise agree in writing, the Closing shall be deemed to occur at 12:01 a.m. local time in each applicable jurisdiction on the Closing Date.

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or to Affiliates designated by Purchaser, and Purchaser shall, and shall cause any of its applicable Affiliates to, purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in and to (1) any and all of the assets, rights and properties of every kind and description, whether tangible or intangible or real, personal or mixed, exclusively used, or held exclusively for use, in the operation of the Business and (2) the following (together with the assets specified in clause (1), the “Purchased Assets”):

(a) (i) One hundred percent (100%) of the equity interest (the “Purchased Entity Shares”) in the entities listed on Section 2.4(a)(i) of the Seller Disclosure Schedules (each, a “Purchased Entity,” and, collectively, the “Purchased Entities”); (ii) the issued and outstanding equity interests held by Seller Entities of each of the entities listed on Section 2.4(a)(ii) of the Seller Disclosure Schedules (each, a “Purchased Consolidated Venture”); and (iii) the issued and outstanding equity interests held by Seller Entities (together with the equity interests referred to in clause (ii), the “Purchased Venture Interests”) of each of the entities listed on Section 2.4(a)(iii) of the Seller Disclosure Schedules (each, a “Purchased Non-Consolidated Venture,” and together with the Purchased Consolidated Ventures, the “Purchased Ventures”);

(b) All Contracts, including each Contract set forth on Section 2.4(b) of the Seller Disclosure Schedules, to the extent related to the Business (collectively, such Contracts or portion of such Contracts, as the case may be, and including any Contracts to the extent related to the Business to which a Purchased Company or a Subsidiary of a Purchased Company is a party, the “Specified Business Contracts”), it being agreed that any such Contracts that are Shared Contracts shall be governed by Section 2.12(c) and shall be treated as Purchased Assets to the extent provided therein; provided that the Seller Entities may update Section 2.4(b) of the Seller Disclosure Schedules no later than ten (10) Business Days prior to the Closing Date to account for Contracts that were entered into or that have terminated in accordance with their terms after the date of this Agreement and prior to the Closing Date;

(c) (i) The owned real property listed in Section 2.4(c)(i) of the Seller Disclosure Schedule (the “Owned Real Property”), together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof, and (ii) the leases governing the leased real property listed in Section 2.4(c)(ii) of the Seller Disclosure Schedules (each, a “Real Property Lease” and such leased real property, the “Transferred Leased Property”);

(d) All Intellectual Property primarily used or held primarily for use in the operation of the Business, including the Intellectual Property listed in Section 2.4(d) of the Seller Disclosure Schedules (collectively with any Intellectual Property primarily used or held primarily for use in the operation of the Business by any Purchased Company or a Subsidiary of a Purchased Company, the “Business Intellectual Property”);

(e) Any and all Tangible Personal Property located on the premises of the Owned Real Property or the Transferred Leased Property and the Tangible Personal Property listed in Section 2.4(e) of the Seller Disclosure Schedules, as such Section 2.4(e) of the Seller Disclosure Schedules is updated pursuant to Section 5.21; provided that the Seller Entities may update Section 2.4(e) of the Seller Disclosure Schedules no later than ten (10) Business Days prior to the Closing Date to account for Tangible Personal Property that has been replaced in the ordinary course after the date of this Agreement and prior to the Closing Date;

(f) All Information Technology exclusively used or held exclusively for use in the operation of the Business, including the Information Technology listed in Section 2.4(f)

of the Seller Disclosure Schedules (collectively with any Information Technology exclusively used or held exclusively for use in the operation of the Business by any Purchased Company or a Subsidiary of a Purchased Company, the “Business Information Technology”);

(g) Any and all trade receivables and other accounts receivable (other than from Seller and/or any of its Subsidiaries (other than a Purchased Company)) of the Business as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date;

(h) Any and all prepaid expenses and security deposits of the Business as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date;

(i) Any and all raw materials, work-in-process, finished goods, supplies and other inventories to the extent used, or held for use, by the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements (collectively with any raw materials, work-in-process, finished goods, supplies and other inventories to the extent used or held for use in the operation of the Business by any Purchased Company or a Subsidiary of a Purchased Company, the “Inventory”);

(j) Any and all goodwill, if any, of the Business;

(k) Any and all Business Permits primarily used or held primarily for use in the operation of the Business, including the Business Permits listed on Section 2.4(k) of the Seller Disclosure Schedules, and all pending applications or renewals thereof (including all Business Permits primarily used or held primarily for use in the operation of the Business and all pending applications therefor or renewals thereof by any Purchased Company or a Subsidiary of a Purchased Company, collectively, the “Transferred Permits”);

(l) Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising out of the Specified Business Contracts;

(m) Copies of any and all documents, instruments, papers, books, records (other than Tax Returns and other books and records related to Taxes (other than Tax Returns and other books and records related to Taxes of the Purchased Companies or any of their Subsidiaries)), books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent primarily related to the Business and in the possession of the Seller Entities, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request) and (ii) personnel and employment records for employees and former employees who are not Current Business Employees; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (m), the Seller Entities shall be permitted to keep (A) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) copies of such books, records or other materials related to any Excluded Asset and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business; and

(n) Any and all assets related to the Purchased Entity Benefit Plans.

The parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (n) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

The parties also acknowledge that unless and until Seller has executed and delivered the Acceptance Notice relating to the French Offer, no French Assets shall be considered Purchased Assets for the purposes of this Section 2.4.

Section 2.5 Excluded Assets. Notwithstanding anything to the contrary contained herein, Purchaser expressly understands and agrees that the following assets and properties of the Seller Entities, the Purchased Companies and their respective Subsidiaries (the “Excluded Assets”) shall be retained by the Seller Entities and their Affiliates (other than the Purchased Companies and their Subsidiaries), and shall be excluded from the Purchased Assets and transferred out of the Purchased Companies and their Subsidiaries prior to the Closing, notwithstanding any other provision of this Agreement:

(a) Except as set forth in Section 2.4(n) or Section 5.7, any and all assets related to the Seller Benefit Plans;

(b) Any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;

(c) Any and all Intellectual Property, other than the Business Intellectual Property and the licenses set forth in Section 5.16(a);

(d) Any and all Contracts and portions of Contracts, other than the Specified Business Contracts and the Real Property Leases;

(e) Except as expressly included in clause (c) of Section 2.4, any and all owned and leased real property and other interests in real property;

(f) Any and all Information Technology, other than the Business Information Technology;

(g) Any and all refunds or credits of or against Excluded Business Taxes;

(h) Tax Returns and other books and records related to Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates (other than the Purchased Companies and their Subsidiaries);

(i) Any and all Cash Amounts (other than the Closing Cash Amounts and any Cash Amounts of the Purchased Ventures and their Subsidiaries as of immediately prior to the Closing);

(j) Except to the extent attributable to the Purchased Company Benefit Plans, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;

(k) Any and all Business Permits, other than the Transferred Permits; and

(l) Any and all HomeLink Purchased Assets.

The parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain hereunder any direct or indirect right, title and interest in any Excluded Assets.

Section 2.6 Assumed Liabilities. Subject to the terms of this Agreement and excluding the Retained Liabilities, at the Closing, Purchaser shall assume (or cause its applicable designated Affiliates to assume) and agrees to pay, discharge or perform when due (or cause its applicable designated Affiliates to pay, discharge and perform when due) only the following Liabilities (collectively, the “Assumed Liabilities”), and no others:

(a) Any and all Liabilities included as Liabilities in the calculation of Closing Working Capital;

(b) Any and all Closing Funded Debt;

(c) Any and all Liabilities relating to or arising out of the Specified Business Contracts, other than the Seller Portion of the Shared Contract Liabilities, but only to the extent such Liabilities (A) arise or are to be performed after the Closing Date, (B) do not arise from or relate to any breach or violation by any Seller Entity or any Affiliate of any Seller Entity (other than a Purchased Company) or, prior to the Closing Date, any Purchased Company of any such Specified Business Contracts and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach or violation of any of such Specified Business Contracts;

(d) Any and all Liabilities to the extent relating to any return, repair, warranty or similar Liabilities (i) related to products and services of the Business manufactured after the Closing Date, or (ii) for which a claim is made more than three (3) years following the Closing Date and relates to products and services of the Business manufactured or sold prior to the Closing Date;

(e) Any and all Liabilities to the extent relating to any recall or similar Liabilities relating to products of the Business manufactured after the Closing Date;

(f) Any and all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage to the extent relating to products of the Business manufactured after the Closing Date;

(g) Any and all Liabilities of the Business arising in connection with the infringement, misappropriation or other violation of the Intellectual Property of any third party, or allegation thereof, in each case to the extent resulting or alleged to result from any products of the Business as they are manufactured or processes of the Business as they are used, respectively, after the Closing Date, subject to Section 5.11(d);

(h) Any and all Liabilities in respect of Transferred Business Employees arising on or after the applicable Employee Transfer Date for such Transferred Business Employee (exclusive of (A) any Liability for severance for which Seller is responsible pursuant to Section 5.7 and (B) any Liability in respect of severance payable to Transitional Employees on or after the applicable Employee Transfer Date for such Transitional Employee) and any and all Liabilities in respect of Business Employees assumed by Purchaser pursuant to Section 5.7;

(i) Any and all Liabilities relating to or arising out of the Purchased Entity Benefit Plans;

(j) Any and all Liabilities for Taxes (i) for which Purchaser is responsible pursuant to Section 6.2 or (ii) imposed on any Purchased Non-Consolidated Venture or any Subsidiary thereof for any Post-Closing Period;

(k) Any and all Liabilities relating to or arising out of the Overhead Restructuring in excess of the Overhead Restructuring Cap; and

(l) Other than any Retained Liabilities, any and all Liabilities relating to or arising out of the Business, accruing after the Closing, whether known or unknown, fixed or contingent, asserted or unasserted.

The parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this Section 2.6; such fact does not imply that (A) such Liability shall be transferred more than once or (B) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause.

Section 2.7 Retained Liabilities. Purchaser and its Affiliates shall not assume or be liable for any of the following Liabilities of Seller or any of its Affiliates (the “Retained Liabilities”):

(a) Except as set forth in Section 2.6(b), any Indebtedness;

(b) Other than the Assumed Liabilities, any and all Liabilities to the extent relating to or arising out of the Business, accruing prior to the Closing, whether known or unknown, fixed or contingent, asserted or unasserted;

(c) Any and all Liabilities for which any Seller Entity or any of their Affiliates (other than the Purchased Companies after the Closing) expressly has responsibility pursuant to this Agreement or any other Transaction Documents;

(d) Any and all Liabilities to the extent relating to or arising out of Seller’s or any of its Affiliates operation of any business or division other than the Business, accruing prior to the Closing, whether known or unknown, fixed or contingent, asserted or unasserted;

(e) Any and all Liabilities relating to or arising out of the Specified Business Contracts to the extent such Liabilities (A) arise from or relate to any breach or violation by any Seller Entity or any Affiliate of any Seller Entity prior to the Closing Date and (B) arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach or violation of any of such Specified Business Contracts;

(f) Other than the Assumed Liabilities, any Liabilities of any Purchased Company to the extent accruing prior to the Closing, whether known or unknown, fixed or contingent, asserted or unasserted;

(g) Any and all Liabilities of any Purchased Company (other than a Purchased Non-Consolidated Venture) to the extent arising from by virtue (if applicable) of it being an ERISA Affiliate of Seller or any of its Affiliates, to the extent not attributable to a Purchased Entity Benefit Plan;

(h) Any and all Liabilities accruing prior to the Closing, whether known or unknown, fixed or contingent, asserted or unasserted, to the extent arising out of or related to the Excluded Assets;

(i) Except as set forth in Section 2.6 or Section 5.7, any Liabilities to the extent relating to or arising under any Seller Benefit Plan or in respect of Business Employees;

(j) Any and all Liabilities relating to any Environmental Law or Hazardous Materials to the extent arising from or relating to the ownership, operation or conduct of the Purchased Assets, the Assumed Liabilities or the Business on or prior to the Closing Date (including any such Liabilities arising from any businesses, operations, products or properties for which a former (as of the Closing Date) owner or operator of the Purchased Assets, the Assumed Liabilities or the business may be alleged to be responsible as a matter of Law, Contract or otherwise);

(k) Any and all Liabilities arising from or relating to (i) the infringement, misappropriation or other violation of the Intellectual Property of any third party, or allegation thereof, in each case to the extent resulting or alleged to result from the manufacture or sale of any products of the Business or use of any processes of the Business prior to the Closing Date, or (ii) any of the matters described or incorporated in Section 3.9(b) of the Seller Disclosure Schedules;

(l) Any and all Liabilities relating to a claim that is made prior to or within the three (3) year period following the Closing Date with respect to any return, repair, warranty or similar Liabilities related to products and services of the Business that were manufactured or sold prior to the Closing Date;

(m) Any and all Liabilities relating to or arising out of the Specified Restructurings; provided that in no event shall Seller’s and its Affiliates’ aggregate liability pursuant to the Overhead Restructuring exceed the amount set forth on Section 1.1(g)(v) of the Seller Disclosure Schedules (the “Overhead Restructuring Cap”), regardless of whether such Liabilities are incurred prior to or after the Closing Date;

(n) Any and all Liabilities to the extent resulting from the litigation listed on Section 2.7(n) of the Seller Disclosure Schedules (the “Specified Retained Litigation”);

(o) Any and all Liabilities for Taxes (i) for which Seller is responsible pursuant to Section 6.1 or (ii) imposed on any Purchased Non-Consolidated Venture or any Subsidiary thereof for any Pre-Closing Period;

(p) The Seller Portion of the Shared Contract Liabilities;

(q) Any and all Liabilities with respect to any recall or similar Liabilities relating to products of the Business that were manufactured or sold on or prior to the Closing Date;

(r) Any and all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage to the extent relating to products of the Business that were manufactured or sold on or prior to the Closing Date; and

(s) Any and all fees and expenses of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of Seller’s Affiliates in connection with the auction or other sale process to sell the Business or the HomeLink Business or the negotiation and execution of this Agreement, the agreement related to the sale of the HomeLink Business, or similar agreements for other businesses of Seller.

Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates will be required to assume and retain any Retained Liabilities. Seller and Purchaser further acknowledge and agree that notwithstanding the form of transaction in any jurisdiction that may otherwise transfer Liabilities referred to in this Section 2.7 to Purchaser, such Liabilities shall remain Retained Liabilities and subject to the indemnification provisions of Article IX.

Section 2.8 Closing Deliveries. (a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available U.S. Dollars equal to the Closing Purchase Price, less any deduction or withholding in respect of Taxes in compliance with Section 2.13;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a receipt for the Purchased Entity Shares and Purchased Venture Interests, duly executed by Purchaser (or one or more Affiliates of Purchaser designated by Purchaser);

(iv) to the extent any Purchased Asset or Assumed Liability is not held by a Purchased Company, a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets (other than the Purchased Entity Shares and the Purchased Venture Interests) and the Assumed Liabilities, by and between the applicable Seller Entities and Purchaser (or one or more Affiliates of Purchaser designated by Purchaser), substantially similar in all material respect to the form attached as Exhibit C hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser (or one or more Affiliates of Purchaser designated by Purchaser);

(v) with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, such bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as the parties mutually agree are reasonably necessary or appropriate to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by Purchaser (or one or more Affiliates of Purchaser designated by Purchaser), to the extent applicable;

(vi) a counterpart of the Supply Agreement, duly executed by Purchaser (or one or more Affiliates of Purchaser designated by Purchaser); and

(vii) a counterpart of the Transition Services Agreement, duly executed by Purchaser (or one or more Affiliates of Purchaser designated by Purchaser).

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) certificates evidencing the Purchased Entity Shares and Purchased Venture Interests, to the extent that such Purchased Entity Shares and Purchased Venture Interests are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Entity Shares and Purchased Venture Interests are not in certificated form, other evidence of ownership or assignment in form and substance reasonably satisfactory to Purchaser;

(iii) a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;

(iv) a counterpart of the Foreign Closing Documents duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(v) special warranty deeds, or comparable instruments of transfer and assignment, with respect to the Owned Real Property (each, a “Warranty Deed”);

(vi) (A) a duly executed certificate of non-foreign status from Seller and each Seller Entity (other than Seller) that is a United States Person, within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) and (B) a duly executed certificate, in form and substance reasonably satisfactory to Purchaser, from each Seller Entity that is not described in clause (A) above, to the effect that no Purchased Asset sold by such Seller Entity constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code;

(vii) a counterpart of the Supply Agreement, duly executed by each Seller Entity named as a party thereto; and

(viii) a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto.

Section 2.9 Reserved.

Section 2.10 Adjustment to Base Purchase Price. (a) Section 2.10 of the Seller Disclosure Schedules sets forth a classification of the asset and liability line items and general ledger accounts that constitute the Working Capital of the Business, the Working Capital of the Purchased Consolidated Ventures, the Cash Amounts of the Purchased Consolidated Companies and the Funded Debt of the Purchased Consolidated Companies (the “Sample Post-Closing Statement”).

(b) At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth its good-faith estimate of (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”), (ii) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (iii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (iv) the Closing Funded Debt (such estimate, the

“Estimated Closing Funded Debt”). The Closing Statement shall be prepared in accordance with the accounting principles, practices, methodologies and policies set forth on Section 2.10 of the Seller Disclosure Schedules (such principles, practices, methodologies and policies, collectively, the “Transaction Accounting Principles”). The Estimated Closing Working Capital, the Estimated Adjustment Amount, the Estimated Closing Cash Amount and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing.

(c) As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt, and, in each case, any difference from the estimates included in the Closing Statement. The Post-Closing Statement shall set forth in reasonable detail the Purchaser’s calculations of such amounts in a manner consistent with the Sample Post-Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles.

(d) Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on the parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) the correct amount of such item; provided, however, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are not in accordance with the Transaction Accounting Principles. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Deloitte LLP or, if Deloitte LLP is unavailable or conflicted, another nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt were properly calculated in accordance with the Transaction Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Purchaser. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties. The parties agree that any adjustment as determined pursuant to this Section 2.10(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

(e) For purposes of complying with the terms set forth in this Section 2.10, each of Seller and Purchaser shall reasonably cooperate with each other in good faith and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities, Business, Purchased Entities or Purchased Consolidated Ventures, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, in the case of each of clauses (i), (ii) and (iii) above, as finally determined pursuant to Sections 2.10(c) and 2.10(d).

(g) If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts and Closing Funded Debt are finally determined pursuant to this Section 2.10.

Section 2.11 Purchase Price Allocation. Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.10) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including among the Purchased Entity Shares and the Purchased Venture Interests) and the Non-Competition Obligations in accordance with the “Allocation”, as determined pursuant to this Section 2.11. No later than thirty (30) days after the date hereof, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Seller’s Allocation”). If Purchaser disagrees with the Seller’s Allocation, Purchaser may, by the later of (i) thirty (30) days after delivery of the Seller’s

Allocation or (ii) sixty (60) days after the date hereof, deliver a notice (the “Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If the Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the thirty (30) days following such delivery, but in no event any later than thirty (30) days before the Closing Date, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price and any other items that are treated as additional consideration for Tax Purposes. If Seller and Purchaser are unable to reach such agreement by the date which is thirty (30) days before the Closing Date, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall not take into account the Purchaser’s acquisition structure, any post-Closing restructuring by Purchaser or any of its Affiliates, or any other post-Closing transfers by Purchaser or any of its Affiliates affecting the economic value of any portion of the Business (including transfers of assets, functions or risks). The allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm in accordance with the immediately preceding sentence (the “Allocation”), shall be conclusive and binding on the parties. None of Seller or Purchaser shall (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). Any amounts treated as an adjustment to the purchase price for Tax purposes pursuant to Section 6.9 after the Closing shall be allocated to the Purchased Assets to which they relate.

Section 2.12 Non-Assignment; Consents. (a) Notwithstanding anything in this Agreement to the contrary, except as set forth in Section 2.12(a) of the Seller Disclosure Schedules, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Person (collectively, “Approvals”), (i) constitute a breach or other contravention thereof or (ii) be ineffective, void or voidable.

(b) Seller and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Purchased Asset. If such Approval is not obtained prior to Closing, until the earlier of such time as such Approval or Approvals are obtained and two (2) years following the Closing Date, then Seller will cooperate with Purchaser in any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser, or Affiliates of Purchaser designated by Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Purchaser, or such designated Affiliates of Purchaser, to bear all costs and Liabilities thereunder to the extent an Assumed Liability from and after the Closing in accordance with this Agreement to the extent that Purchaser, or such designated Affiliates of Purchaser, receives the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement. In furtherance of the foregoing, Purchaser will, or will cause its applicable Affiliates to, promptly pay, perform or discharge when due any related Liability to the extent an Assumed Liability (including any liability for Taxes, as determined in accordance with Section 2.12(d)) arising thereunder after the Closing Date to the extent that Purchaser, or such designated Affiliates of Purchaser, receives the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement.

(c) Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4(b) that does not exclusively relate to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business, to either Purchaser or an Affiliate of Purchaser designated by Purchaser, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser, or such designated Affiliate of Purchaser, shall be entitled to the rights and benefit of those parts of the Shared Contract that relate to the Business and shall assume the portion of the Liabilities that relate to the Business under such Shared Contracts to the extent as Assumed Liability (such portion of such Liabilities, the “Purchaser Portion of the Shared Contract Liabilities” and the remainder of such Liabilities under such Shared Contract, the “Seller Portion of the Shared Contract Liabilities”); provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and two (2) years following the Closing Date, then Seller will cooperate with Purchaser to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, or Affiliates of Purchaser designated by Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Purchaser, or such designated Affiliates of Purchaser, to bear the costs and Liabilities thereunder to the extent an Assumed Liability from and after the Closing in accordance with this Agreement to the extent that Purchaser, or such designated Affiliates of Purchaser, receives the rights and benefits of the parts of the Shared Contracts that relate to the Business. In furtherance of the foregoing, Purchaser will, or will cause its applicable Affiliates to, promptly pay, perform or discharge when due any Liability to the extent an Assumed Liability (including any liability for Taxes, as determined in accordance with Section 2.12(d)) arising thereunder after the Closing Date to the extent that Purchaser, or such designated Affiliates of Purchaser, receives the rights and benefits of the parts of such Shared Contracts that relate to the Business.

(d) To the extent permitted by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.12(b) or 2.12(c)), Seller and Purchaser agree to treat and report, and to cause their respective applicable Affiliates to treat and report, on their Tax Returns, the Purchased Assets that are subject to the provisions of this Section 2.12 (the “Non-Transferred Assets”) as assets owned by the Purchaser or its Affiliates. Each of Seller and Purchaser agrees to notify the other party promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.12(b) or 2.12(c)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.12(b) or 2.12(c), the amount of the Liability for Taxes imposed on Seller or any of its Affiliates with respect to any Non-Transferred Asset for any Post-Closing Period shall be calculated on a “with and without” basis, and Purchaser or its applicable Affiliates shall pay, be responsible for and indemnify and hold harmless Seller and its Affiliates from and against any such Tax Liability. Seller shall provide, and shall cause its applicable Affiliates to provide, Purchaser with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Assets for any Post-Closing Period (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining such Tax Liability; provided, that, in the case of Tax Returns of Seller, any Seller Entity or any of their respective Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), Seller may, in lieu of delivering the Tax Returns, deliver to Purchaser pro-forma statements setting forth in sufficient detail the information relevant for determining the relevant Tax Liability. If Seller and Purchaser are unable to reach an agreement in respect of any dispute concerning such Tax Liability, they shall promptly submit any such dispute for resolution to the Independent Accounting Firm. All costs and expenses of the Independent Accounting Firm shall be borne equally by Seller and Purchaser.

Section 2.13 Tax Withholding. Subject to the below provisions of this Section 2.13, Seller, Purchaser and each of their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement, such amounts as are required to be deducted and withheld with respect to such payment under any applicable Tax Law. In the event that Purchaser reasonably determines that any portion of the Purchase Price is or would reasonably be expected to be subject to withholding under applicable Tax Law (other than Section 1445 of the Code and the Treasury Regulations promulgated thereunder), Purchaser shall promptly notify Seller of such determination in writing, but in no event less than thirty (30) days prior to the Closing Date. During the ten (10) day period following the delivery of such notice, if any, Seller shall review such notice and shall advise Purchaser in writing of any disagreement. Seller and Purchaser shall endeavor in good faith to resolve any such disagreement. If Seller and Purchaser cannot resolve any such disagreement within (10) days following the delivery of Seller’s notice of disagreement, Seller shall have the opportunity to deliver to Purchaser a written opinion of a nationally recognized tax counsel or adviser in the relevant jurisdiction upon which Purchaser or an applicable Affiliate of Purchaser may rely under applicable Law, in form and substance reasonably satisfactory to Purchaser, to the effect that, at a “more likely than not” confidence level (or such higher confidence level as may be required to avoid the imposition of penalties on a taxpayer in the relevant jurisdiction), no such proposed withholding is required. If such opinion is delivered to the Purchaser at least two (2) days prior to the Closing Date, none of Purchaser or any of its Affiliates shall deduct or withhold any amounts from such portion of the Purchase Price (other than any amounts required to be deducted or withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to a payment to a Seller Entity that fails to comply with its obligations under Section 2.8(b)(vi)). To the extent that amounts are deducted, withheld and remitted to the appropriate Taxing Authority in compliance with the above provisions of this Section 2.13, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made. Each of the parties agrees to use its reasonable best efforts to mitigate the imposition of any withholding Taxes.

Section 2.14 Foreign Acquisition Agreements. The transfer of any Purchased Assets or Purchased Company organized in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect a transfer of such Purchased Assets or Purchased Company will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements”) on a country-by-country basis. Each Foreign Acquisition Agreement for the transfer of Purchased Assets shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit D hereto, and each Foreign Acquisition Agreement for the transfer of a Purchased Company shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit E hereto,1 except, in each case, as Seller and Purchaser may otherwise agree, including for: (i) the deletion of provisions which are inapplicable to such Purchased Assets or Purchased Company; (ii) such changes as may be necessary to satisfy the requirements of applicable local Law; and (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefit matters in order to adapt such agreement to the particular circumstances of the relevant Purchased Assets or Purchased Company, as applicable, and country; provided, in each case that the Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets or Purchased Company and shall not have any significant effect on the value being received by Purchaser or its Affiliates or transferred by the Seller Entities, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement; provided, further that the Foreign Acquisition Agreements for the transfer of Purchased Assets located in Japan, Korea, France, Macedonia and Tunisia shall be substantially in all material respects in the forms attached as Exhibits D-1 and D-2, D-3, E-1, E-2 and E-3 hereto, respectively.

Section 2.15 French Assets; French Interests. (a) The parties acknowledge that, under French labor laws, one or several of the works’ councils of the French Entities will need to be informed and consulted (such councils, the “Works’ Councils” and such process of informing and consulting, the “Consultation Process”) with respect to the offer made by Purchaser to acquire any Purchased Assets located in France or the share capital or other equity interests of any Purchased Entity or any Purchased Venture that owns or controls any Purchased Assets located in France (collectively, the “French Assets,” such share capital or other equity interests, collectively, the “French Interests,” such Purchased Entities, the “French Entities,” and such Purchased Ventures, the “French Ventures”) with the view to completing the Consultation Process with respect to each Works’ Council by way of one of the following (any of the events in clause (i) through (iv) having occurred, the “Completion of the Consultation Process”): (i) an opinion issued by such Works’ Council and confirmed in writing; (ii) if the minutes of the meeting during which an opinion described in clause (i) was issued has not been approved by the members of such Works’ Council within five (5) Business Days from the date of such meeting, a written statement of the president of such Works’ Council confirming that the opinion was issued; (iii) the expiration of the maximum period available under applicable Law for such

[1]	NTD: If a form is able to be agreed with respect to a particular country prior to signing, that form will be attached to the agreement in lieu of general forms.

Works’ Council to issue its opinion, if applicable; or (iv) a decision of the relevant Governmental Entity that the Consultation Process has been completed. Notwithstanding anything to the contrary contained in this Agreement, unless and until Seller has executed and delivered to Purchaser the Acceptance Notice, (x) the provisions of this Article II shall not be effective with respect to the French Assets and the French Interests (provided that the other provisions of this Agreement shall continue to apply to the French Assets and the French Interests), (y) for the purpose of this Article II (and only this Article II) the French Assets and the French Interests shall not be considered Purchased Assets, the French Entities shall not be considered Purchased Entities and the French Ventures shall not be considered Purchased Ventures, and (z) the Purchase Price shall be reduced by the French Purchase Price.

(b) On the terms and conditions set forth in the offer letter attached as Exhibit F hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), including the price specified therein (the “French Purchase Price”), Purchaser has irrevocably offered to acquire, or to cause its applicable Affiliates to acquire, the French Assets and the French Interests (within the time limit set forth therein) and to have the provisions of this Article II apply to such French Assets and such French Interests following Completion of the Consultation Process. Subject to acceptance of the French Offer by Seller following Completion of the Consultation Process, and upon delivery to Purchaser of the executed Acceptance Notice attached as Schedule III to the French Offer Letter (the “Acceptance Notice”), this Article II shall be effective with respect to the French Assets and the French Interests, the French Assets and the French Interests shall be included in the Purchased Assets, the French Entities shall be included in the Purchased Entities and the French Ventures shall be included in the Purchased Ventures, and the Purchase Price shall no longer be reduced by the French Purchase Price (it being understood that the Purchase Price assumes delivery of the Acceptance Notice and therefore already includes the French Purchase Price).

(c) From and after the date Seller receives the French Offer Letter, Seller shall use reasonable best efforts to convene the Works’ Councils to a meeting or meetings and to diligently carry out the Consultation Process in compliance with applicable Law. Seller shall keep Purchaser apprised of the status of the Consultation Process and provide Purchaser with copies of any relevant document or materials prepared for the attention of, or issued by, the Works’ Councils in connection with the Consultation Process, including copies of the minutes of the meetings where the Works’ Councils’ opinions are delivered. If, as a result of statements made by the Works’ Councils in connection with the Consultation Process, changes to the Transaction Documents, or further arrangements in connection with the Transaction, are considered necessary, Seller shall, after consultation with Purchaser, negotiate in good faith on such changes (if any) to the Transaction Documents or further arrangements (if any) in connection with the Transaction that are appropriate. Purchaser shall reasonably cooperate with Seller and its relevant French Affiliates in connection with the Consultation Process (but shall be under no obligation to agree to any amendments to the French Offer Letter or any amendments to any Transaction Document or to offer any concessions).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization, Standing and Power. Each of the Seller Entities and each Purchased Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and in which it conducts activities related to the Business and is required to so qualify, and each of the Seller Entities and Purchased Companies has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Seller Entities to perform their obligations under this Agreement or consummate the Transaction or the other transactions contemplated by this Agreement.

Section 3.2 Purchased Companies. (a) All of the Purchased Entity Shares have been duly authorized and validly issued and are fully paid and non-assessable, and such Purchased Entity Shares collectively constitute all of the issued and outstanding equity interests of the Purchased Entities. Except for the Purchased Entity Shares, there are no outstanding securities or other similar ownership interests of any class or type of or in any of the Purchased Entities. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Purchased Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Purchased Entities.

(b) Section 3.2(b) of the Seller Disclosure Schedules sets forth the holders of record of all of the outstanding equity interests of each Purchased Venture (collectively, the “Venture Equity Interests”). The Venture Equity Interests set forth on Section 3.2(b) of the Seller Disclosure Schedules as being owned by the Seller Entities have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Venture Equity Interests, there are no outstanding securities or other similar ownership interests of any class or type of or in any of the Purchased Ventures. Except as set forth on Section 3.2(b) of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Purchased Ventures is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Purchased Ventures.

(c) Except as set forth on Section 3.2(c) of the Seller Disclosure Schedules, there are no Contracts to which Seller or any of its Affiliates is a party with respect to any

Purchased Venture that contain (i) any change of control provisions, put options or call options related to the equity of such Purchased Venture, (ii) any rights of first refusal or other similar provisions related to the equity of such Purchased Venture, or (iii) any commitment (whether or not contingent) for future investment of capital to be directly or indirectly made by Seller, Purchaser or their respective Affiliates. A copy of each Contract set forth on Section 3.2(c) of the Seller Disclosure Schedules that is a true, accurate and complete copy of such Contract and in effect as of the date hereof has been made available to Purchaser.

Section 3.3 Authority; Execution and Delivery; Enforceability. Seller has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by the Seller Entities of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Seller Entities. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 3.4 No Conflicts; Consents. The execution and delivery by Seller of this Agreement does not, and the consummation by the Seller Entities of the Transaction and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets or assets of any Purchased Company or any Subsidiary of a Purchased Company under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of any Seller Entity or Purchased Company, (b) any Judgment or Law applicable to the Business, the Purchased Assets, any Purchased Company or any Subsidiary of a Purchased Company or (c) any Specified Business Contract to which any Seller Entity, Purchased Company or any Subsidiary of a Purchased Company is a party or by which any Seller Entity’s, Purchased Company’s or any Subsidiary of a Purchased Company’s property or assets are bound, except, in each case, for any such items that would not reasonably be expected to be, individually or in the aggregate, material to the Business. No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities, the Purchased Companies or any Subsidiary of a Purchased Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (ii) in respect of any licenses or permits relating to the Business listed on Section 3.4 of the Seller Disclosure Schedules and (iii) those that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.5 Proceedings. There are no Proceedings or claims pending or, to the Knowledge of Seller, threatened in writing, against the Seller Entities, Purchased Consolidated Ventures, Purchased Entities or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity with respect to the Business, the Purchased Assets, the Purchased Consolidated Ventures, the Purchased Entities, any Subsidiary of a Purchased Consolidated Venture or Purchased Entity or the assets of any Purchased Consolidated Venture, any Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or prevent or materially impair the ability of Seller to perform its obligations under this Agreement or of the Seller Entities to consummate the Transaction and the other transactions contemplated hereby.

Section 3.6 Financial Statements; Absence of Undisclosed Liabilities. (a) Section 3.6(a) of the Seller Disclosure Schedules sets forth true and complete copies of (i) the audited balance sheet of the Business (together with the notes and schedules thereto, if any, the “Business Balance Sheet”) as of September 30, 2013 (the “Balance Sheet Date”) and (ii) the audited statements of income for the fiscal years ended September 30, 2013 and 2012, together with the notes and schedules thereto, if any (clauses (i) and (ii), collectively, the “Business Financial Statements”).

(b) The Business Financial Statements (i) have been prepared in accordance with the books and records of the Business, (ii) have been prepared in accordance with GAAP and (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby in conformity with GAAP consistently applied during the periods covered except as may be noted therein.

(c) None of the Business, any Purchased Consolidated Venture, any Purchased Entity or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity has any Liabilities that would be required by GAAP to be reflected on a balance sheet, other than Liabilities that: (i) are reflected or reserved against in the Business Balance Sheet, (ii) were incurred since the Balance Sheet Date in the ordinary course of business, (iii) are Retained Liabilities, or (iv) are Liabilities for Excluded Business Taxes.

(d) The Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Ventures or the Purchased Entities maintain systems of internal accounting controls with respect to the Business designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain accountability for items; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Funded Debt and Cash Amounts of the Purchased Consolidated Ventures as of November 30, 2013 is set forth on Section 3.6(e) of the Seller Disclosure Schedules.

Section 3.7 Absence of Changes or Events. (a) Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement, since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice.

(b) Since the Balance Sheet Date through the date of this Agreement, none of the Seller Entities, Purchased Consolidated Ventures, Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity has taken any action that, if taken after the date of this Agreement, would have required the consent of Purchaser under clauses (i), (ii), (iv), (v), (vi), (vii), (xi) and (xvi) of Section 5.2(b).

(c) Since the Balance Sheet Date through the Closing Date, there has not been nor has there occurred any condition, event, change, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8 Title; Sufficiency of Assets. (a) The applicable Seller Entities own all rights, title and interests in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens. The Purchased Consolidated Ventures and the Purchased Entities and their respective Subsidiaries own all right, title and interest in and to the Purchased Assets held by such Purchased Consolidated Ventures, Purchased Entities or Subsidiaries, free and clear of all Liens, other than Permitted Liens. As of the execution of the conveyance documents from the Seller Entities to Purchaser or any of its designated Affiliates for any Purchased Asset, Purchaser or its applicable Affiliates shall own all the rights, title and interest in and to such Purchased Assets free and clear of all Liens, other than Permitted Liens.

(b) As of the Closing, the Purchased Assets (including the Purchased Entity Shares and the Purchased Venture Interests) and the assets held by the Purchased Companies and their Subsidiaries, (i) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property and Know-How to be provided, acquired, leased or licensed under the Transaction Documents and (ii) assuming all Approvals and Business Permits have been obtained or transferred, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business in all material respects in the manner currently conducted. Except for Excluded Assets used to provide services, assets or products pursuant to the Transition Services Agreement or the Lease Agreement, none of the Excluded Assets are material to the Business.

Section 3.9 Intellectual Property. (a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registrations for Patents, Marks and Copyrights, including applications therefor, included in the Business Intellectual Property, as of the date of this Agreement, and, to the Knowledge of Seller, all such listed Intellectual Property is subsisting, valid and enforceable.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller, any Seller Entity, any Purchased Consolidated Company or any Subsidiary of a Purchased Consolidated Company; (ii) there is no opposition or cancellation Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller, any of its Subsidiaries, any Purchased Consolidated Company or any Subsidiary of a Purchased Consolidated Company concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) there is no infringement or misappropriation, or other violation of or conflict with, or any written allegation made thereof, of any Business Intellectual Property; (iv) the conduct of the Business (including all products and services of the Business) and the Business Intellectual Property, currently and during the past two (2)-year period (or such longer period to the extent there is, to the Knowledge of Seller, any current liability therefor), do not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any Person; and (v) none of Seller, any of its Subsidiaries, any Purchased Consolidated Company or any Subsidiary of a Purchased Consolidated Company has received any written notice within the past two (2)-year period (or such longer period to the extent there is, to the Knowledge of Seller, any current liability therefor) alleging that the conduct of the Business (including all products and services of the Business) or any of the Business Intellectual Property infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, Seller, a Seller Entity, a Purchased Company or any Subsidiary of a Purchased Company owns, is licensed or otherwise possesses rights to use or exploit all Business Intellectual Property necessary to conduct the Business as presently conducted.

(d) Seller, its Subsidiaries, the Purchased Consolidated Companies and the Subsidiaries of the Purchased Consolidated Companies have taken reasonable measures to protect the confidentiality of material confidential Know-How included in the Business Intellectual Property. To the Knowledge of Seller, there has not been any disclosure of any material confidential Know-How included in the Business Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of material trade secret or other rights in and to such information.

(e) Each current and former employee and officer and, to the Knowledge of Seller, contractor and consultant of Seller, its Subsidiaries, a Purchased Company or a Subsidiary of a Purchased Company who has delivered, developed, contributed to, modified, or improved material Intellectual Property owned or purported to be owned by Seller, such Subsidiary, such Purchased Company or such Subsidiaries of a Purchased Company and included or purported to be included in the Business Intellectual Property has executed a proprietary information and inventions agreement assigning to Seller, such Subsidiary, such Purchased Company or such Subsidiaries of a Purchased Company all of such individual’s rights, title and interest therein and thereto.

(f) With respect to the use of Software included in the Business Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate,

material to the Business, none of Seller, its Subsidiaries, the Purchased Consolidated Companies or any Subsidiary of a Purchased Consolidated Company has experienced any defects in such Software, including any error or omission in the processing of any transactions other than defects that have been corrected. During the two (2) years immediately prior to the date hereof, to the Knowledge of Seller, (i) there have been no security breaches in any Business Information Technology and (ii) there have been no failures of such Business Information Technology, except, in each case of (i) and (ii), as was not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business. Seller has evaluated the disaster recovery and backup needs of the Business and taken commercially reasonable steps to implement plans and systems that reasonably address such needs. With respect to the Software included in the Business Intellectual Property, to the Knowledge of Seller, no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

Section 3.10 Real Property. (a) The applicable Seller Entities or Purchased Entities have good and valid title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. No Seller Entity nor any of their respective Affiliates (including the Purchased Consolidated Ventures, Purchased Entities and Subsidiaries of the Purchased Consolidated Ventures or Purchased Entities) has received written notice of any default under any restrictive covenants affecting the Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(b) The applicable Seller Entities, Purchased Consolidated Companies and/or Subsidiaries of the Purchased Consolidated Companies have good and valid title to the leasehold estate (as lessee) in all Transferred Leased Property as lessee or sublessee, in each case free and clear of all Liens, other than Permitted Liens. Seller has delivered to Purchaser a true and owned complete copy of each Real Property Lease. With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding, enforceable and in full force and effect in accordance with its respective terms, subject to the terms thereof and subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) the applicable Seller Entity, Purchased Consolidated Company or Subsidiary of a Purchased Consolidated Company has not received written notice of any, and to the Knowledge of Seller there is no, breach or default under such Real Property Lease, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) Except as set forth on Section 3.10(c) of the Seller Disclosure Schedules, none of the applicable Seller Entities, Purchased Consolidated Companies or Subsidiaries of a Purchased Consolidated Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property, Transferred Leased Property or any material portion thereof.

(d) Except as set forth on Section 3.10(d) of the Seller Disclosure Schedules, the Owned Real Property, the Transferred Leased Property and the Holland Facility are the only real property owned or leased by the Seller Entities or the Purchased Consolidated Companies or Subsidiaries of a Purchased Consolidated Company and used in the Business.

(e) During the two (2) years immediately prior to the date hereof, none of the applicable Seller Entities, Purchased Consolidated Companies or Subsidiaries of a Purchased Consolidated Company has received any notice of (i) any violations of building codes and/or zoning ordinances or other Laws affecting the Owned Real Property or Transferred Leased Property or (ii) existing, pending or, to the Knowledge of Seller, threatened condemnation proceedings affecting the Owned Real Property or Transferred Leased Property except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.11 Contracts. (a) Section 3.11 of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices that have standard terms and conditions that have been made available to Purchaser prior to the date of this Agreement) to which (1) any Purchased Consolidated Venture, Purchased Entity or Subsidiary of a Purchased Consolidated Venture or Purchased Entity is a party or (2) that is related to the Business and to which Seller, any of its Subsidiaries or any Purchased Consolidated Venture, Purchased Entity or Subsidiary of a Purchased Consolidated Venture or Purchased Entity is a party (in each case, other than any Contract that is an Excluded Asset) (the “Material Contracts”):

(i) any Contract or group of Contracts with the same party under which the Business is expected to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $1,000,000 of goods and/or services on an annual basis;

(ii) any Contract or group of Contracts with the same party under which the Business has committed to purchase in the aggregate, a minimum of $5,000,000 of goods and/or services, other than any Contract that is a Material Contract under another provision of this Section 3.11(a);

(iii) any Contract or group of Contracts with the same party under which the Business is expected to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $1,000,000 of goods and/or services on an annual basis;

(iv) any Contract or group of Contracts with the same party under which the Business is expected to sell in the aggregate, a minimum of $5,000,000 of goods and/or services, other than any Contract that is a Material Contract under another provision of this Section 3.11(a);

(v) any Contract requiring future capital expenditure obligations of the Business in excess of $1,000,000;

(vi) any Contract with any independent contractor who is an individual for the provision of services to the Business at an annualized compensation in excess of $500,000;

(vii) any joint venture, partnership or other similar agreement or written arrangement involving co-investment or the sharing of material revenues, profits, losses, costs or Liabilities between the Business and a third party;

(viii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;

(ix) any Contract requiring Seller or its Affiliates to pay royalties to a third party with respect to a product of the Business;

(x) any Contract (A) granting Seller, its Affiliates, a Purchased Consolidated Venture, a Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity any right to use any material Business Intellectual Property (other than Contracts granting rights to use readily available shrink wrap or click wrap software), (B) restricting the right of Seller, its Affiliates, any Purchased Consolidated Venture or Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity to use or register any material Business Intellectual Property or (C) permitting any other Person to use, enforce or register any material Business Intellectual Property, including any license agreements, coexistence agreements and covenants not to sue;

(xi) any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to engage or compete in any business or with any Person or in any geographic area;

(xii) promissory notes, loans, Contracts, indentures, evidences of Indebtedness or other instruments related to the lending of money, whether as borrower, lender or guarantor, in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than Indebtedness that is repaid prior to Closing or that does not constitute an Assumed Liability;

(xiii) any Contract providing for the lease of Tangible Personal Property to or from any Person providing for lease payments in excess of $250,000 per annum;

(xiv) any material warranty, guarantee or other similar undertaking not consistent with the standard terms and conditions of purchase of customers of the Business with respect to a contractual performance extended by Seller, any of its Subsidiaries, any other Purchased Consolidated Venture or Purchased Entity or any other Subsidiary of any Purchased Consolidated Venture or Purchased Entity to a customer of the Business, other than those entered into in the ordinary course of business;

(xv) any Contract requiring the Business to indemnify or hold harmless any Person other than those entered into in the ordinary course of business;

(xvi) any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party under which the Business is expected to make or receive aggregate payments in excess of $1,000,000;

(xvii) any material Contract with any Affiliate of the Seller Entities, any Purchased Consolidated Company or any Subsidiary of a Purchased Consolidated Company, other than Contracts that will be terminated at or prior to Closing; and

(xviii) any Contract or agreement with a Governmental Entity (other than Permits).

(b) (i) As of the date hereof, each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity, Purchased Consolidated Venture, Purchased Entity or Subsidiary of a Purchased Consolidated Venture or Purchased Entity party thereto, and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) as of the date hereof, neither Seller (or its applicable Subsidiary or any Purchased Consolidated Venture, Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity) nor, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) A copy of each Specified Business Contract that is a true, accurate and complete copy of such Contract and in effect as of the date hereof has been made available to Purchaser, except for purchase orders and invoices for the sale of products or services by or to the Business that do not deviate in any material respect from the standard forms made available to Purchaser prior to the date hereof.

Section 3.12 Compliance with Applicable Laws; Permits. (a) None of the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities or any of their respective Subsidiaries is in violation in any material respect of any Law applicable to the conduct of the Business.

(b) The Seller Entities, the Purchased Companies or the Subsidiaries of the Purchased Companies hold all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Business (the “Business Permits”). The Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries

of the Purchased Consolidated Ventures and Purchased Entities are in compliance in all material respects with the terms of the Business Permits. From and after the Closing, Seller and its Affiliates shall not initiate or prosecute, directly or indirectly, any Proceedings challenging the Business Permits to the extent relating to the operation of the Business.

Section 3.13 Environmental Matters. Except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business, (a) the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Ventures or the Purchased Entities are in compliance with all applicable Environmental Laws with respect to the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, (b) the Seller Entities, the Purchased Consolidated Venture, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Venture or the Purchased Entities have obtained and are in compliance in all material respects with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, as applicable, (c) there are no Proceedings pending against the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity alleging a violation of Environmental Laws with respect to the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, as applicable. From and after the Closing, Seller and its Affiliates shall not initiate or prosecute, directly or indirectly, any Proceedings challenging the Permits pursuant to Environmental Laws that are transferred to Purchaser, or an Affiliate of Purchaser designated by Purchaser, pursuant to this Agreement, to the extent relating to the operation of the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, as applicable. (i) During the two (2) years immediately prior to the date hereof, none of the Seller Entities (solely with respect to the Business or the Purchased Assets), the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity has received written notice alleging any unresolved material violation of any Environmental Laws, and (ii) there has been no Contamination or release of Hazardous Materials on or at any of the Owned Real Property or Transferred Leased Property, in each case, that would be reasonably likely to form the basis of any material Liability of the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity under Environmental Laws. The Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities or the Subsidiaries of the Purchased Consolidated Ventures or Purchased Entities have delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments if available), studies, analyses, tests or monitoring in the possession of or reasonably available to the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities or the Subsidiaries of the Purchased Consolidated Ventures or Purchased Entities pertaining to: (A) any unresolved Liabilities under Environmental Laws; (B) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities or the Subsidiaries of any Purchased Consolidated Venture or Purchased Entity with respect to the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, as applicable; or (C) compliance with applicable Environmental Laws as relates to the Business, the Purchased Assets or the other assets and businesses of the Purchased Consolidated Ventures, the Purchased Entities or any Subsidiary of any Purchased Consolidated Venture or Purchased Entity, as applicable.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities, the Business or by or with respect to any Purchased Consolidated Company or any Subsidiary thereof have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid with respect to the Purchased Assets, the Assumed Liabilities, the Business or by or with respect to any Purchased Consolidated Company or any Subsidiary thereof have been or will be timely paid by the due date thereof, other than any such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established and reflected in the Business Financial Statements.

(c) As of the date hereof, there is no material Tax Proceeding pending or threatened in writing with respect to the Purchased Assets, the Business or any Taxes of any Purchased Consolidated Company or any Subsidiary thereof.

(d) Each of the Purchased Consolidated Companies and their respective Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(e) In the past five (5) years, no claim has been made in writing by a Taxing Authority in a jurisdiction in which a Purchased Consolidated Company or Subsidiary thereof does not file income or franchise Tax Returns to the effect that such Purchased Consolidated Company or Subsidiary thereof is or may be subject to income or franchise taxation in that jurisdiction.

(f) As of the date hereof, none of the Purchased Consolidated Companies or any of their respective Subsidiaries has executed any currently effective extension or waiver of any statute of limitations with respect to the assessment or collection of any material Tax of a Purchased Consolidated Company or any Subsidiary thereof.

(g) None of the Purchased Consolidated Companies or any Subsidiary thereof will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period (or portion thereof) as a result of (A) any adjustment required by reason of a change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (B) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to the Closing, (C) intercompany transaction, installment sale or other open transaction disposition entered into or made on or prior to the Closing or (D) prepaid amount received on or prior to the Closing.

(h) None of the Purchased Consolidated Companies or any Subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code within the past two (2) years.

(i) None of the Purchased Consolidated Companies or any Subsidiary thereof has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) Section 3.14(j) of the Seller Disclosure Schedules sets forth each Purchased Consolidated Company and each Subsidiary thereof for which an entity classification election, for U.S. federal income tax purposes, has been made by or at the direction of Seller or any of its Affiliates, the entity classification elected, and the effective date of such election.

(k) None of the Purchased Consolidated Companies or any Subsidiary thereof (A) is a party to or subject to any agreement relating to the sharing or allocation of, or indemnification for, Taxes (other than any credit agreements, leases, or commercial agreements), (B) has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes (other than a group of which the Seller or any of its Subsidiaries is the common parent), or (C) has any Liability for Taxes of another Person as a transferee or successor.

(l) There are no material Liens for Taxes upon any of the Purchased Assets or assets of any Purchased Consolidated Companies or any of their respective Subsidiaries, other than Permitted Liens.

(m) As of the date hereof, Johnson Controls Tunisie Sarl qualifies as a “wholly exporting enterprise” within the meaning of the following Tunisian Law: Loi n° 93-120 du 27 Décembre 1993 portant promulgation du Code d’Incitations aux Investissements.

(n) As of the date hereof, Johnson Controls Macedonia Dooel Skopje is located within a “Technological Industrial Development Zone” (as defined in Macedonia’s Law on Technological Industrial Development Zones).

(o) As of the date hereof, Shanghai Johnson Controls Automotive Electronics Co., Ltd. has been granted “High Technology Enterprise” status by the Science and Technology Commission of the Shanghai Municipality, the Shanghai Municipal Finance Bureau, the Shanghai Municipal Office of State Administration of Taxation and the Shanghai Local Taxation Bureau under Guokefahuo [2008] No.172 through November 2015 and its status as a “High Technology Enterprise” has not been revoked, suspended or amended.

(p) Each of the Purchased Consolidated Companies and their respective Subsidiaries is duly registered as required for the purposes of sales Tax or VAT in its country of incorporation.

(q) The shares of Johnson Controls Automotive Electronics SAS are not considered shareholdings in a predominantly real estate company within the meaning of Article 726-I.2 of the French General Tax Code.

Section 3.15 Labor Relations; Employees and Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan and separately identifies as such each material Purchased Company Benefit Plan and material Purchased Entity Benefit Plan. Seller has made available to Purchaser correct and complete copies of each such material Benefit Plan (or, to the extent that no such copy exists, an accurate written description thereof) and, to the extent applicable, the currently effective summary plan description required under ERISA. In addition, with respect to each Purchased Entity Benefit Plan, Seller has made available to Purchaser, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter, if applicable; and (iii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Each Purchased Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service as to its qualification and, to the Knowledge of Seller, no event has occurred that would reasonably be expected to give rise to a revocation of such determination or opinion.

(c) Each Purchased Company Benefit Plan has been operated in material compliance with its terms and applicable Law. All material contributions, premiums and expenses required to be made to or paid in respect of a Purchased Company Benefit Plan, whether by Law or by the terms of the Purchased Company Benefit Plan or any agreement relating thereto, have been timely made.

(d) Except as set forth on Section 3.15(d) of the Seller Disclosure Schedules, no Purchased Company Benefit Plan is subject to Title IV of ERISA, is a Multiemployer Plan or is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No condition exists that would reasonably be expected to result in Purchaser or any of its Affiliates incurring a Liability under Title IV of ERISA by reason of any Benefit Plan.

(e) Except as required by applicable Law or as set forth on Section 3.15(e) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other events) will (i) result in any payment that is the Liability of the Business becoming due to any Business Employee, (ii) increase any benefits otherwise payable by the Business to or in respect of any Business Employee (other than any increases for which Seller and its Affiliates (other than the Purchased Companies) are exclusively liable) or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No Purchased Consolidated Venture, Purchased

Entity or Subsidiary of a Purchased Consolidated Venture or Purchased Entity is a party to any plan, program, policy, agreement or arrangement that would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Transaction.

(f) There are no pending or, to the Knowledge of Seller, threatened material claims by or on behalf of any Purchased Company Benefit Plan, by any employee or beneficiary covered under any Purchased Company Benefit Plan in their capacity as such or otherwise involving any Purchased Company Benefit Plan (in each case, other than routine claims for benefits).

(g) No Purchased Company Benefit Plan provides welfare benefits in respect of Business Employees beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” within the meaning of Section 3(2) of ERISA, or (iii) benefits the costs of which are borne by the Business Employee or his beneficiary.

(h) Each Purchased Company Benefit Plan has been maintained to the extent applicable in material compliance with Section 409A of the Code.

(i) With respect to each International Benefit Plan that is a Purchased Company Benefit Plan: (i) all employer and employee contributions required by Law or by the terms of such International Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of such International Benefit Plan, the liability of each insurer for such International Benefit Plan funded through insurance or the book reserve established for such International Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such International Benefit Plan according to the actuarial assumptions and valuations most recently used to determine required contributions to or in respect of such International Benefit Plan; and (iii) each such International Benefit Plan required to be registered with any Governmental Entity has been registered and has been maintained in good standing with all applicable Governmental Entities.

(j) Set forth on Section 3.15(j) of the Seller Disclosure Schedules is a true, correct and complete list, as of the date of this Agreement, of each collective bargaining or other labor-related agreement or arrangement with any labor union, labor organization, works council or other body representing Current Business Employees. During the two (2)-year period immediately prior to the date of this Agreement, there have been no actual, or to the Knowledge of Seller, threatened labor disputes, work stoppages, strikes or lockouts involving Current Business Employees, except for such labor disputes, work stoppages, strikes or lockouts the existence of which would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(k) To the Knowledge of Seller, with respect to the Business, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, works council or other labor organization to organize any Current Business Employees and (ii) no demand for recognition of any Current Business Employee has been made by, or on behalf of, any labor union, works council or other labor organization.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, with respect to Business Employees and independent contractors who provide services to the Business, Seller and each of its Affiliates is, and for the past two (2) years has been, in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, classification of employees and independent contractors, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(m) Seller has provided to Purchaser a true and correct list of each Person who would be a Current Business Employee assuming the Closing had occurred on November 19, 2013, and for each such Current Business Employee such Current Business Employee’s (i) job title, (ii) principal work location, (iii) hire date, (iv) status as exempt or non-exempt (if a Current U.S. Business Employee), (v) active or inactive status, (vi) base salary or base wage rate and (vii) annual bonus potential.

(n) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, with respect to Business Employees, the Seller and each of its Affiliates have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge, complaint or investigation with respect to or relating to them pending by or before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or (iv) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any Business Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any applicable law governing employment or the termination thereof.

(o) To the Knowledge of Seller, as of the date of this Agreement, no Business Employee at the level of Grades 181-185 or Grades 610 and above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other, similar obligation with or to Seller or any of its Affiliates. To the Knowledge of Seller, as of the date of this Agreement, neither Seller nor any of its Affiliates has received notice that any Business Employee at the level of Grades 181-185 or Grades 610 and above is in any material respect in violation of any of the aforementioned agreements with or similar obligations to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Seller or any of its Affiliates or (B) to the knowledge or use of trade secrets or proprietary information.

(p) To the Knowledge of the Seller, as of the date of this Agreement, no Current Business Employee at the level of Grades 181–185 or Grades 610 and above has given or has been given, notice of termination of employment with Seller or any of its Affiliates.

(q) Neither Seller nor any of its Affiliates has, during the two (2)-year period immediately prior to the date hereof, taken any action affecting Business Employees that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act or would otherwise trigger notice requirements or Liability under any similar foreign, state or local Law.

Section 3.16 Warranty and Product Liability. Except for Liabilities for which there is a reserve reflected in the Business Financial Statements (a) there are no material actual or potential claims outstanding, pending or, to the Knowledge of Seller, threatened involving a service provided or a product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Business relating to an alleged defect in design, manufacture, materials or workmanship, performance, or alleged failure to warn, or an alleged breach of any guarantee or warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement or that are within normal warranty experience or those that would not reasonably be expected to be, individually or in the aggregate, material to the Business and (b) to the Knowledge of the Seller, there is no material design defect with respect to any of the Business’s products.

Section 3.17 Related Party Transactions. Except as set forth on Section 3.17 of the Seller Disclosure Schedules, no officer, director, interest holder or Affiliate of Seller, any of its Affiliates, any Purchased Entity or Subsidiary of a Purchased Entity or, to the Knowledge of Seller, any Purchased Venture or Subsidiary of a Purchased Venture has any direct or indirect interest in any client, customer or supplier of Seller, its Affiliates or any other Purchased Company or Subsidiary of a Purchased Company or in any Person from whom or to whom Seller, its Affiliates or any other Purchased Company or Subsidiary of a Purchased Company leases any real or personal property or in any other Person with whom Seller, its Affiliates or any other Purchased Company or Subsidiary of a Purchased Company has any material business relationship, in each case as it relates to the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or Subsidiaries of the Purchased Companies. Except as set forth on Section 3.17 of the Seller Disclosure Schedules, as it relates to the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or Subsidiaries of the Purchased Companies, no Affiliate of Seller or any other Purchased Company or Subsidiary of a Purchased Company: (i) owns any property or right, whether tangible or intangible, which is used by Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies); (ii) has any claim or cause of action against Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies); (iii) owes any money to Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies) or is owed money from Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies) and which is not an Excluded Liability, in each case other than (A) intercompany receivables and payables that will be settled on or prior to Closing and (B) trade receivables or payables and other accounts receivable or payable that are of a nature or type that would result in their inclusion in the calculation of Closing Working Capital; (iv) is a party to any Contract or other arrangement, written or oral, with Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies); or (v) provides services or resources to Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies) or is dependent on services or resources provided by Seller or its Affiliates (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies).

Section 3.18 Brokers. Other than JP Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.19 Insurance. Seller, the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Ventures and the Purchased Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering (i) the Seller Entities, the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Ventures and the Purchased Entities and (ii) the Purchased Assets and the other assets of the Purchased Consolidated Ventures, the Purchased Entities and the Subsidiaries of the Purchased Consolidated Ventures and the Purchased Entities, in each case, against such risks as Seller believes is generally maintained by companies of established repute engaged in the same or similar business and sufficient and reasonably necessary to conduct the Business in all material respects and all such insurance is in full force and effect.

Section 3.20 OFAC. Neither Seller, the Seller Entities, the Purchased Companies or the Subsidiaries of the Purchased Companies nor, to the Knowledge of the Seller, any director or officer of the Seller, the Seller Entities, the Purchased Companies or the Subsidiaries of the Purchased Companies is (i) the target of any executive order, law, regulation, or sanction promulgated or administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State (collectively, “U.S. Sanctions Law”) or any law, regulation, or export control administered by the U.S. Department of Commerce (collectively, “U.S. Export Control Law”) or (ii) owned or controlled by any person or entity that is the target of any U.S. Sanctions Law or U.S. Export Control Law. The Seller will not directly or indirectly use the proceeds of the sale of the Purchased Assets, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity currently the target of any U.S. Sanctions Law or U.S. Export Control Law. There is no pending or, to the Knowledge of Seller, threatened Proceeding against, or investigation by a Governmental Entity of, the Business, any Purchased Company or any Subsidiary of any Purchased Company, nor is there any judgment imposed (or, to the Knowledge of Seller, threatened to be imposed) upon the Business, any Purchased Company or any Subsidiary of any Purchased Company by or before any Governmental Entity, in each case, in connection with an alleged violation of any applicable U.S. Sanctions Law or U.S. Export Control Law. Except as otherwise disclosed on Section 3.20 of the Seller Disclosure Schedules, to the Knowledge of the Seller, for the five (5) years preceding the date of this Agreement, neither the Purchased Companies nor the Subsidiaries of the Purchased Companies have, directly or indirectly, (A) sold, shipped, or transshipped any goods to or through Iran, Cuba, Sudan, Syria, Libya or to any person or entity that is or was the target of any U.S. Sanctions Law or U.S. Export Control Law, or (B) provided any goods to a third-party that were subsequently sold, shipped, or transshipped to or through, or incorporated into another product that was sold, shipped, or transshipped to or through, Iran, Cuba, Sudan, Syria, Libya or to any person or entity that is or was the target of any U.S. Sanctions Law or U.S. Export Control Law.

Section 3.21 Foreign Corrupt Practices Act. Neither the Seller, the Seller Entities, the Purchased Companies or the Subsidiaries of the Purchased Companies nor, to the knowledge of Seller, any director or officer of Seller, the Seller Entities, the Purchased Companies or the Subsidiaries of the Purchased Companies has, with respect to the Business, the Purchased Companies or the Subsidiaries of the Purchased Companies, violated the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and (ii) Seller, the Seller Entities, the Purchased Companies and the Subsidiaries of the Purchased Companies have instituted and maintained reasonable policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA.

Section 3.22 Money Laundering Laws. The operations of the Seller and its Subsidiaries (other than any of the Purchased Companies), with respect to the Business, and the Purchased Companies and their Subsidiaries, are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Entity involving the Seller and its Subsidiaries (other than any of the Purchased Companies), with respect to the Business, or any of the Purchased Companies and their Subsidiaries with respect to a violation of the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened.

Section 3.23 Customers and Suppliers. Section 3.23 of the Seller Disclosure Schedules lists the top 11 customers and top 20 suppliers of the Business for the fiscal year ended September 30, 2013 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Business), it being understood that “customers” refers to automotive original equipment manufacturer programs awarded to the Business. Except as described on Section 3.23 of the Seller Disclosure Schedules, to the Knowledge of Seller, from December 31, 2012 until the date hereof, the Business has not received any written indication that (a) any such customer or supplier plans to stop or materially decrease the amount of business done with the Business, (b) any such customer received a material decrease in the prices paid to the Business that is inconsistent with the terms of its existing agreement or order with the Business or (c) any such supplier received a material increase in the prices charged to the Business that is inconsistent with the terms of its existing supply agreement with the Business. In addition, the Business is not involved with any material claim or dispute with respect to any top 11 customer or with any top 20 supplier of the Business set forth on Section 3.23 of the Seller Disclosure Schedules.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, the certificate contemplated by Section 7.2(c) or in the Transaction Documents (a) none of Seller, the Seller Entities or any of their respective Affiliates has made any other representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, the Purchased Companies or the Subsidiaries of the Purchased Companies on behalf of Seller, the Seller Entities or any of their respective Affiliates, (b) Purchaser has not relied on any representation or warranty from Seller, the Seller Entities or any of their respective Affiliates in determining to enter into this Agreement and (c) Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets (including the Purchased Entity Shares and the Purchased Venture Interests), the Assumed Liabilities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and in which it is required to qualify, and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Transaction or the other transactions contemplated hereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement does not, and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Purchaser or (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, except, in each case, for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than in respect of Antitrust Laws set forth on Section 4.3 of the Purchaser Disclosure Schedules.

Section 4.4 Financial Ability to Perform. Purchaser has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable Purchaser to perform all of its obligations hereunder, including delivering the Purchase Price to Seller, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Purchaser under the other Transaction Documents.

Section 4.5 Brokers. Other than Rothschild, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.6 Acquisition of Shares for Investment. Purchaser is acquiring the Purchased Entity Shares and the Purchased Venture Interests for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Entity Shares or the Purchased Venture Interests. Purchaser acknowledges that the Purchased Entity Shares and the Purchased Venture Interests have not been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Purchased Entity Shares and the Purchased Venture Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under the Securities Act and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Purchased Entity Shares or Purchased Venture Interests that Purchaser receives hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Purchased Entity Shares and the Purchased Venture Interests for an indefinite period (including, without limitation, total loss of its investment).

Section 4.7 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, the certificate contemplated by Section 7.3(c)

or in the Transaction Documents, (a) neither Purchaser nor any of its Affiliates has made any other representation or warranty, expressed or implied, on behalf of Purchaser or any of its Affiliates, and (b) Seller has not relied on any representation or warranty from Purchaser or any its Affiliates in determining to enter into this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Efforts. (a) From and after the date hereof, Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall use their reasonable best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Purchased Entities in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1) and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the parties shall use reasonable best efforts to effect such transfers.

(b) Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each party shall promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each party shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If either party or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Except with respect to Taxes, each party and its Representatives shall be entitled to participate in any substantive meeting or telephone or other conversation with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or to make submissions at meetings or in telephone or other conversations); provided that neither party shall initiate such a meeting or conversation unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the reasonable opportunity to attend and participate thereat. Except with respect to Taxes, and subject to the Confidentiality Agreement and Section 5.3, each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Each of Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date).

(d) Purchaser shall be responsible for its filing or similar fees payable in connection with any filings or submissions under the HSR Act and Purchaser and Seller shall split the filing or similar fees with respect to any other Regulatory Approval required pursuant to any other Antitrust Law.

(e) Except as set forth in Section 5.1(d), any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities, the Purchaser or any of their respective Affiliates (including the Purchased Companies) shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval.

Section 5.2 Covenants Relating to Conduct of Business. (a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly permitted or required by the terms of this Agreement (including Section 5.13), from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause its Subsidiaries, the Purchased Consolidated Companies and any Subsidiary of a Purchased Consolidated Company (but, in the case of Purchased Consolidated Ventures and Subsidiaries of Purchased Consolidated Ventures, solely to the extent Seller has authority over such entity) to) (i) conduct the Business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the Business, and with respect to the Business keep available the services of its employees and agents, and maintain its relations and goodwill with its suppliers, customers, employees, agents and others having business relationships with any Seller Entity, any of their respective Affiliates, any Purchased Consolidated Venture or Subsidiary of a Purchased Consolidated Venture in respect of the Business.

(b) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly permitted or required by the terms of this Agreement (including Section 5.13), and solely with respect to the Purchased Assets, the Purchased Consolidated Companies, the Subsidiaries of the Purchased Consolidated Companies, the Assumed Liabilities and the Business, Seller shall not, and shall cause each Seller Entity, each Purchased Consolidated Company and any Subsidiary of a Purchased Consolidated Company (but, in the case of Purchased Consolidated Ventures and Subsidiaries of Purchased Consolidated Ventures, solely to the extent Seller has authority over such entity) not to, do any of the following without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) except as may be required by applicable Law or under the terms of any Benefit Plan in existence on the date of this Agreement, (A) transfer the employment of any Current Business Employee to a different employer except in the ordinary course of business, (B) amend or terminate any Purchased Entity Benefit Plan or amend or terminate any other Benefit Plan in respect of Business Employees, in each case, except in connection with any action that applies uniformly to Current Business Employees and other similarly situated employees of Seller and its Affiliates, or (C) in respect of any Current Business Employee, increase any compensation or benefits, establish any new compensation or benefit programs or enter into or amend any employment or consulting agreement, except in each case, in the ordinary course of business consistent with past practices;

(ii) enter into or materially amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering Current Business Employees;

(iii) grant, create, assume or otherwise incur any Lien (other than Permitted Liens) on any of the material Purchased Assets or any material assets of any Purchased Consolidated Venture, Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity other than in the ordinary course of business consistent with past practice;

(iv) sell, assign, license, transfer, encumber or otherwise dispose of any material Purchased Asset, any Retained Intellectual Property (unless the recipient of such Retained Intellectual Property agrees in writing to license such Retained Intellectual Property to Purchaser and its Affiliates on terms and conditions that are consistent with those set forth in Section 5.16 and further require each subsequent recipient to so agree in writing) or any material assets of any Purchased Consolidated Venture, Purchased Entity or any Subsidiary of a Purchased Consolidated Venture or Purchased Entity (excluding de minimis assets no longer used in the Business) other than in the ordinary course of business consistent with past practice;

(v) change the general level of pricing of services and products of the Business other than in the ordinary course of business consistent with past practice;

(vi) waive any of their rights under the confidentiality, non-solicit or non-compete provisions of any Contracts relating to the Business, except in the ordinary course of business consistent with past practice;

(vii) terminate, suspend, amend or modify in any material respect, any Business Permit, except (A) as required by applicable Law or a Governmental Entity or (B) in the ordinary course of business consistent with past practice;

(viii) (A) terminate a Material Contract or (B) enter into a new Contract that would be a Material Contract under clauses (vii), (viii), (x), (xi), (xiii), (xiv), (xv) or (xvi) of Section 3.11(a) if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Material Contract;

(ix) authorize or effect any amendment to or change the organizational documents of any Purchased Entity or any Subsidiary of a Purchased Entity or consent to any amendment of the organizational documents of any Purchased Venture;

(x) issue, authorize the issuance of or consent to the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities or redeem, repurchase or otherwise acquire any securities of any Purchased Consolidated Venture or Purchased Entity (other than to another Purchased Entity);

(xi) except for transactions among the Seller Entities, Seller, the Purchased Entities and their respective Affiliates in the ordinary course, not (A) incur any Indebtedness other than in the ordinary course of business or for amounts not exceeding $2,000,000, (B) make any material acquisition of any assets or businesses in excess of $1,000,000 other than acquisitions in the ordinary course of business and acquisitions of businesses or assets already contracted by any Seller Entity, Seller, any Purchased Consolidated Ventures, any Purchased Entity or their respective Affiliates, (C) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business and sales or dispositions of businesses or assets already contracted by any Seller Entity, Seller, any Purchased Consolidated Ventures, any Purchased Entity or their respective Affiliates, to a wholly owned Purchased Entity or as may be required by applicable Law, or (D) enter into any binding Contract with respect to any of the foregoing;

(xii) fail to make capital expenditures necessary to operate the Business in the ordinary course;

(xiv) enter into any Contract in relation to the Business for the purchase of real property in excess of $1,000,000 or lease (as lessee) of real property or exercise any option to extend any leases related to the Transferred Leased Property providing for annual payments in excess of $1,500,000;

(xv) settle any Proceeding other than in the ordinary course of business consistent with past practice involving solely money damages;

(xvi) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Transaction Accounting Principles or otherwise apply generally to Seller;

(xvii) (A) change any method of tax accounting other than as required by a change in applicable accounting rules, (B) make, revoke, or amend any Tax election, (C) file any amended Tax Return or material claim for refund of Taxes, (D) settle or compromise any Tax Proceeding, (E) enter into any closing agreement affecting any Tax Liability or refund, or (F) except in the ordinary course of business consistent with past practice, extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, in each case, (x) of any Purchased Consolidated Company or any Subsidiary of any Purchased Consolidated Company and (y) if such action would reasonably be expected to result in a material increase in Taxes (or a material decrease in a Tax Asset) of any Purchased Consolidated Company or a Subsidiary thereof;

(xviii) except in the ordinary course of business consistent with past practice, including as contemplated or required by the terms of any Material Contract or the governing documents of any Purchased Venture, grant to or acquire from any third party, or dispose of or permit to lapse any rights to any material Business Intellectual Property, or disclose to any third party, other than representatives of Purchaser, any material confidential Know-How included in the Business Intellectual Property;

(xix) modify in any material respects any payment terms with any customers or suppliers pursuant to any Material Contracts existing on the date of this Agreement or Contract entered into prior to the Closing in compliance with this Agreement that would be a Material Contract; or

(xx) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions in this Section 5.2(b).

(c) Anything to the contrary in this Agreement notwithstanding, the parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of Excluded Assets prior to, at or after the Closing.

(d) Seller shall not, and shall not permit any of its Subsidiaries to, consent to, or otherwise veto, any action by a Purchased Non-Consolidated Venture that would require the consent of Purchaser pursuant to Section 5.2(b) if taken by a Purchased Consolidated Company and that requires Seller’s or any of its Subsidiaries’ consent or veto under the governing documents of the Purchased Non-Consolidated Ventures without the written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Seller will exercise its rights with respect to the Purchased Consolidated Ventures to prevent the Purchased Consolidated Ventures from increasing their aggregate Funded Debt as of the Closing Date by more than $2,000,000 in excess of the amount set forth on Section 3.6(e) of the Seller Disclosure Schedules.

(e) Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller, the other Seller Entities or their respective Affiliates (excluding the Purchased Companies), except solely with respect to the conduct of the Business by Seller, the other Seller Entities, the Purchased Companies and their respective Affiliates.

Section 5.3 Confidentiality. (a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and J.P. Morgan Securities LLC, on behalf of Seller, dated as of March 12, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall, subject to the following sentence, survive the Closing; provided, that actions taken by the parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, however, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or the Purchased Assets; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates or Representatives, concerning Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business, the Purchased Assets and the Purchased Entities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement (but subject to the term therein), any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.

(b) Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives and agents to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) or use any confidential or proprietary information included in the Purchased Assets (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information. In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.12, or (B) disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates currently, and may continue following the Closing, to maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser and the other Purchaser Entities, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals.

Section 5.4 Access to Information. (a) Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries related to the Business, the Purchased Assets and the

Purchased Entities; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a); (ii) to the extent prohibited by Law, Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing with respect to any Current Business Employees; and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Transferred Leased Property, or any other property of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws.

(c) At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the reasonable procedures established by Purchaser or its Affiliates, as applicable, access to the properties, books, Contracts, records and employees of the Business and the Purchased Entities to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.

(d) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(e) Notwithstanding the provisions of this Section 5.4, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 5.4, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 5.4 but rather, absent agreement, must utilize the rules of discovery.

Section 5.5 Publicity. The initial press release with respect to the Transaction shall be a joint press release and has been agreed upon by Seller and Purchaser. Other than such joint press release, from the date of this Agreement until the Closing, no party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules.

Section 5.6 Intercompany Accounts and Intercompany Arrangements. Except for (a), the Transaction Documents to be entered into in connection with this Agreement, (b) trade payables or receivables arising in the ordinary course of business that are reflected in the Closing Working Capital or (c) as set forth in Section 5.6 of the Seller Disclosure Schedules, effective at least one (1) day prior to the Closing, all intercompany accounts among Seller and its Affiliates (excluding the Purchased Consolidated Companies), on the one hand, and the Purchased Consolidated Companies, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including by the Seller Entities or any of their Affiliates removing from any Purchased Consolidated Company all Cash Amounts or funds from cash pools by means of dividends, distributions, contributions, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among any of the Purchased Companies shall not be affected by this provision.

Section 5.7 Employee Matters. (a) Continuation of Employment. As of the applicable Employee Transfer Date, Purchaser shall (i) cause each of the Purchased Consolidated Ventures, the Purchased Entities and their respective Subsidiaries to continue to employ on the applicable Employee Transfer Date its respective Current Purchased Company Employees, and (ii) with respect to each other Current Business Employee, either (A) continue to employ such other Current Business Employee, to the extent employment continues by operation of Law, or (B) offer, or cause its applicable Affiliate to offer, employment to such other Current Business Employee (subject to Section 5.7(f), exclusive of any such individual who is receiving short- or long-term disability benefits as of the applicable Employee Transfer Date), to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Section 5.7. Each Current Purchased Company Employee, each other Current Business Employee whose employment continues by operation of Law (including any such Delayed Transfer Employee), each Current Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.7(a) and actually commences employment with Purchaser or its Affiliates, and each Current Business Employee who accepts an offer of employment from Purchaser in accordance with Section 5.7(f) and actually commences employment with Purchaser or its Affiliates, shall be referred to herein as a “Transferred Business Employee.” Except as otherwise expressly set forth herein, from and after the Closing, Seller and its Affiliates shall retain all Liabilities under Seller Benefit Plans, and Purchaser and its Affiliates shall assume or retain, as applicable, all Liabilities under Purchased Entity Benefit Plans. From the date hereof through the applicable Employee Transfer Date, Seller shall use good-faith efforts to encourage Current Business Employees to accept employment offers from Purchaser or any of its applicable Affiliates as contemplated by this Section 5.7.

(b) Terms and Conditions of Employment. With respect to each Transferred Business Employee who is not covered by a collective bargaining or other labor Contract, Purchaser shall maintain, for a period of at least twelve (12) months following the applicable Employee Transfer Date, (i) the same base wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the applicable Employee Transfer Date,

(ii) incentive compensation opportunities for such Transferred Business Employee that are no less favorable than those applicable to similarly situated employees of Purchaser or its Affiliates, and (iii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser or its Affiliates. The compensation and benefits of Transferred Business Employees who are covered by a collective bargaining or other labor Contract shall be provided in accordance with the applicable Contract. As of and after the applicable Employee Transfer Date, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under any Purchased Entity Benefit Plan and under each other employee benefit plan, policy or arrangement maintained by Purchaser or any of its Affiliates, in each case for such Transferred Business Employee’s service prior to the applicable Employee Transfer Date with Seller or any of its Affiliates to the same extent such service is recognized for such purpose by Seller and its Affiliates immediately prior to the applicable Employee Transfer Date; provided that such service shall not be credited for purposes of benefit accrual under any defined benefit pension plan.

(c) Health Coverages. Purchaser shall cause each Transferred Business Employee and his or her eligible dependents who is covered by a group health Benefit Plan immediately prior to the applicable Employee Transfer Date to be covered on and after such Employee Transfer Date by group health plans maintained by Purchaser or any of its Affiliates that: (i) do not limit or exclude coverage on the basis of (A) any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan covering such individual immediately prior to such Employee Transfer Date) or (B) any other exclusion or waiting period not in effect under the applicable group health Benefit Plan immediately before such Employee Transfer Date; and (ii) provide each such Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the plan year in which the applicable Employee Transfer Date occurs, for any deductible, co-payment or out-of-pocket expenses already incurred by such Transferred Business Employee or dependent under the applicable group health Benefit Plan for the plan year in which the applicable Employee Transfer Date occurs.

(d) Severance. Subject to Purchaser’s compliance with its obligations under this Section 5.7 in respect of terms of offers to, and terms of continued employment (and employment following the applicable Employee Transfer Date) of, respective Current International Business Employees, Seller and its Affiliates shall retain any Liability in respect of, and indemnify Purchaser and its Affiliates for, any severance benefits payable to the Current International Business Employee (other than any Current International Business Employee located in Shanghai, China) that arises as a result of the termination of such employee’s employment with Seller and its Affiliates and the transfer of the employment of such employee to Purchaser or its Affiliates (it being understood that Purchaser shall indemnify and hold harmless Seller and its Affiliates for any such Liabilities arising in respect of a Current International Business Employee with respect to whom Purchaser has not complied with its obligations referenced in this sentence). Purchaser and its Affiliates shall assume (i) any Liability in respect of severance benefits payable to any Current International Business Employee located in Shanghai, China that arises as a result of the termination of such employee’s employment with Seller and its Affiliates and the transfer of the employment of such employee to Purchaser or its Affiliates, and (ii) any Liability in respect of severance benefits payable to any Transferred Business Employee that may arise by reason of events following the transfer of employment of such employee to Purchaser and its Affiliates, and Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates (including the other Seller Entities) and their respective Affiliates for all such severance benefits. Without limiting Section 5.7(b) or Section 5.7(j), with respect to each Transferred Business Employee whose employment is terminated by Purchaser or its Affiliates without Cause during the period commencing on the applicable Employee Transfer Date and ending twelve (12) months after such Employee Transfer Date, Purchaser shall, or shall cause its Affiliates to, provide such Transferred Business Employee with severance benefits equal in value to the greater of (A) those that such Transferred Business Employee would receive under the applicable severance policy, program or arrangement of Purchaser or its Affiliates, and (B) the severance benefits determined in accordance with the policy set forth on Section 5.7(d) of the Seller Disclosure Schedules, in each case, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the applicable Employee Transfer Date and with Purchaser and its Affiliates on and after the applicable Employee Transfer Date.

(e) Accrued Vacation, Sick Leave and Personal Time. Purchaser shall recognize and assume all Liabilities with respect to accrued but unused vacation, sick leave and personal time for all Transferred Business Employees (including any Liabilities to Transferred Business Employees in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Section 5.7) to the extent not required to be cashed out by applicable Law. Seller shall promptly (and, in any event, within ten (10) Business Days following the applicable Employee Transfer Date) notify Purchaser of the amount of accrued but unused vacation time credited to each Transferred Business Employee as of the Closing.

(f) Disability Benefits. If any Current Purchased Company Employee who does not become or remain an employee of Purchaser or its Affiliates as of the applicable Employee Transfer Date by operation of applicable Law and who is receiving short- or long-term disability benefits as of such Employee Transfer Date is, within six (6) months following such Employee Transfer Date, able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Transferred Business Employees generally under this Section 5.7. Purchaser shall return to work any inactive employee of the Business who is subject to a collective bargaining or other labor Contract assumed by Buyer or its Affiliates and who is receiving short- or long-term disability benefits as of the applicable Employee Transfer Date, but who subsequently becomes able to return to work within the period provided in such collective bargaining or other labor Contract.

(g) 401(k) Plan. Effective as of the applicable Employee Transfer Date, Purchaser shall establish participation by the Transferred Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to such Employee Transfer Date, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the applicable Employee Transfer Date, Seller shall cause the Seller 401(k) Plans, to the extent permitted by Section 401(k)(10) of the Code, to make distributions available to Transferred Business Employees, and for not less than six (6) months following the applicable Employee Transfer Date, the Purchaser shall cause the Purchaser 401(k) Plan to accept any such distribution (excluding loans) as a rollover contribution if so directed by the Transferred Business Employee.

(h) Annual Bonuses. Seller or its applicable Affiliate shall pay an annual bonus for the year in which the applicable Employee Transfer Date occurs prorated through such Employee Transfer Date (which will be based upon actual performance determinations made by Seller, unless such determinations have not been made as of the time of payment, in which case the amount will be based upon the applicable target level) to each Transferred Business Employee who is or would be eligible to receive an annual bonus under any Benefit Plan pursuant to the terms thereof.

(i) Collective Bargaining Agreements. Exclusive of the Purchased Non-Consolidated Ventures, Purchaser agrees that, as of and following the applicable Employee Transfer Date, Purchaser shall, and shall cause the Purchased Companies and its Affiliates, as applicable, to recognize the unions and works councils that are signatories to the collective bargaining or other labor Contracts as the representatives of the Transferred Business Employees of the bargaining units described therein, in each case, to the extent required by applicable Law or the applicable collective bargaining or other labor Contract.

(j) Treatment of International Business Employees. Without limiting the generality of the foregoing provisions of this Section 5.7:

(i) As a condition to the severance treatment of any respective Current International Business Employee (other than with respect to Shanghai, China) described in Section 5.7(d), with respect to each Current International Business Employee, Purchaser shall, or shall cause its applicable Affiliate to, offer (or continue, as applicable) employment on terms and conditions of employment that (A) for a period of not less than twelve (12) months following the applicable Employee Transfer Date, maintain (x) the same base wage rate or base salary level in effect for such Current International Business Employee immediately prior to the applicable Employee Transfer Date and (y) incentive compensation opportunities and employee benefits that are substantially no less favorable in the aggregate than the incentive compensation opportunities and employee benefits provided to such Current International Business Employee immediately prior to the applicable Employee Transfer Date, and (B) on the applicable Employee Transfer Date, provide employment at the same location at which the applicable Current International Business Employee is employed as of immediately prior to such Employee Transfer Date, provided that a Current International Business Employee employed at any of the locations set forth on Section 5.7(j)(i)(B) of the Seller Disclosure Schedules immediately prior to such Employee Transfer Date may be relocated to a location owned by Purchaser or its Affiliates that is no more than fifty (50) kilometers from the location at which such Current International Business Employee is employed as of immediately prior to such Employee Transfer Date.

(ii) In the case of Current International Business Employees who become Transferred Business Employees, Purchaser and its Affiliates shall comply with obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of their employment or severance of employment in connection with the Transaction or otherwise to the extent any such obligations or standards require terms and conditions that exceed the otherwise applicable terms and conditions of this Section 5.7.

(iii) In the case of any International Benefit Plan other than a Purchased Company Benefit Plan, Seller or its Affiliates, as the case may be, shall take any necessary actions to cause, effective as of the applicable Employee Transfer Date, any International Business Employees (and their respective eligible dependents and beneficiaries) who are participating in any such International Benefit Plan to cease participation in such International Benefit Plan.

(iv) Notwithstanding any other provision of this Agreement to the contrary, to the extent Purchaser or its Affiliates assumes any Liability attributable to the employment before the applicable Employee Transfer Date of Former International Business Employees by Seller or its Affiliates, whether by operation of applicable Law or otherwise, Seller shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Purchaser and its Affiliates for all such Liabilities, except to the extent attributable to a Purchased Company Benefit Plan.

(v) Purchaser and Seller agree to their respective covenants and agreements set forth in Section 1.1(c) of the Seller Disclosure Schedules and paragraph (iii) of Section 1.1(g) of the Seller Disclosure Schedules.

(k) Immigration Compliance. Exclusive of the Purchased Non-Consolidated Ventures, Purchaser agrees that, to the extent permitted by Law, from and after the applicable Employee Transfer Date, it will, or will cause its applicable Affiliate to, continue to process and support green card or similar applications that are in process in respect of Current Business Employees as of such Employee Transfer Date.

(l) No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

Section 5.8 Financial Obligations. At or prior to the Closing, Purchaser shall at its sole expense arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of Seller, any Seller Entity or any of their respective Affiliates (other than the Purchased Entities) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities, in each case that are listed on Section 5.8 of the Seller Disclosure Schedules and shall use its commercially reasonable efforts to replace any other outstanding letters of credit, surety bonds and guarantees entered into by or on behalf of Seller, any Seller Entity or any of their respective Affiliates (other than the Purchased Companies) in connection with or related to the Business, the Purchased Assets or the Assumed Liabilities (any letters of credit, surety bonds and guarantees listed on Section 5.8 of the Seller Disclosure Schedules or otherwise substituted or replaced by Purchaser, the “Identified Guarantees”). Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, in connection with such Identified Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its

Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Identified Guarantees, including Seller’s and any of their respective Affiliates’ reasonable and documented, out-of-pocket expenses in maintaining such Identified Guarantees, whether or not any such Identified Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Identified Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Identified Guarantee.

Section 5.9 Names Following Closing. (a) Except for those trademarks and trade names expressly assigned to Purchaser pursuant to this Agreement or as provided in Section 5.9(b), neither Purchaser nor any of its Affiliates (including the Purchased Companies) shall have the right to use the JCI Name and JCI Marks or any name or mark that is confusingly similar to or embodying the JCI Name and JCI Marks.

(b) From the Closing until expiration of the applicable time period provided herein, Purchaser and its Affiliates (including the Purchased Companies) shall have the right to use the JCI Name and JCI Marks solely in connection with (i) any Inventory that, as of the Closing Date, bears or incorporates the JCI Name and JCI Marks, until such time as usable Inventory existing as of the Closing Date has been exhausted; (ii) any Purchased Entity or Purchased Venture that, as of the Closing, bears or incorporates the JCI Name, for a period of ninety (90) days following the Closing Date; provided that such time period shall be automatically extended to the extent required in connection with obtaining any necessary Approvals of any Governmental Entity; (iii) machines, tools, dies and other similar materials or equipment bearing or using the JCI Name and JCI Marks as of the Closing Date, until such time as such materials or equipment have been retooled or otherwise modified to remove the JCI Name and JCI Marks; (iv) building and other signage, for a period of one hundred twenty (120) days following the Closing Date; provided that such time period shall be automatically extended to the extent required in connection with obtaining any necessary Approvals of any landlord or other third party with respect thereto; and (v) otherwise transitioning to new names and Marks, for a period of one hundred twenty (120) days following the Closing Date.

(c) This Section 5.9 is not intended to and shall not preclude or limit any use of names and Marks by Purchaser and its Affiliates (including the Purchased Companies) that are required by applicable Law, not in commerce or are references in archival, internal or other non-public systems, Software or materials or historical, Tax or similar records, to the extent that such use would not otherwise constitute a violation of Seller’s and its Affiliates’ rights in the JCI Name and JCI Marks under applicable Law.

Section 5.10 Insurance. (a) Subject to Section 5.10(b), from and after the Closing Date, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Business and the Purchased Companies) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, or the operations or assets or

Liabilities in respect thereof. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.10(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof. Subject to Section 5.10(b), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

(b) Seller and its Affiliates will keep each of the workers compensation insurance policies set forth on Section 5.10(b) of the Seller Disclosure Schedules (“Workers Compensation Policies”), or suitable replacements therefor, in full force and effect through the Closing. Notwithstanding the last sentence of Section 5.10(a), with respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), Seller hereby authorizes Purchaser to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies and Seller shall be liable for, and indemnify and hold harmless Purchaser and its Affiliates against, the amount of each claim, including any deductibles or self-insured retentions associated with any claims under the Workers Compensation Policies and shall be liable for and indemnify and hold harmless Purchaser and its Affiliates and their respective Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims, but solely to the extent that Seller would otherwise be liable to indemnify Purchaser and its Affiliates for such claim under Article IX. Following the Closing, Seller shall not, and shall cause its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under each of the Workers Compensation Policies with respect to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing.

Section 5.11 Litigation Support. (a) In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party (other than Tax Proceedings or any Action relating to Taxes or Tax Returns) or otherwise for legal compliance in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities or the Specified Retained Litigation, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Seller and its counsel in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

(b) In the event that and for so long as Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party (other than Tax Proceedings or any Action relating to Taxes or Tax Returns) or otherwise for legal compliance in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Specified Retained Litigation, Seller shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Purchaser and its counsel in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

(c) Without limiting the generality of Section 5.11(a) and (b), the parties agree that, with respect to the Specified Retained Litigations listed as items 1, 2, 3, 4, 5 and 7 on Section 2.7(n) of the Seller Disclosure Schedules (collectively, the “IP Retained Litigations”): without Purchaser’s prior written consent, neither Seller nor its Affiliates shall agree to any settlement of such IP Retained Litigation if such settlement (i) would require Purchaser or its Affiliates to make a payment to the settling party or (ii) would require Purchaser or its Affiliates to agree to any injunctive relief or (iii) does not release Purchaser, its Affiliates and their respective successors and assigns, each in their capacity as successors to the Business, to the same extent as it releases Seller and its Affiliates. At Seller’s request, Purchaser shall enter into a common interest agreement with Seller with respect to the IP Retained Litigations, in a form to be mutually agreed by the parties

(d) With respect to each of the IP Retained Litigations listed as items 6 and 7 on Section 2.7(n) of the Seller Disclosure Schedules (each, a “Named IP Retained Litigation”), in the event that, at any time following the Closing, a payment (whether one-time, ongoing or otherwise) to a third party is required to be made for the use in the Business post-Closing of the Intellectual Property asserted in such Named IP Retained Litigation, Seller will bear the portion of such payment attributable to sales of the accused products in the Business (or Business Products incorporating the accused products) by Purchaser and its Affiliates for the first year immediately following the Closing. In addition, with respect to each Named IP Retained Litigation, in the event that, within the first year immediately following the Closing, the court issues an injunction in such Named IP Retained Litigation that prevents sales of the accused products in the Business (or Business Products incorporating the accused products) by Purchaser and its Affiliates post-Closing, but there are no required payments of the type described in the immediately preceding sentence in connection with such Named IP Retained Litigation, Seller will bear up to fifty percent (50%) of the costs incurred by Purchaser and its Affiliates in connection with the re-design of such products or Business Products and the implementation of such re-design, provided that Seller’s aggregate Liability pursuant to this sentence shall not exceed $500,000.

Section 5.12 Payments. (a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks to the extent they are related to the Business or the Purchased Companies that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to

Purchaser (including the Business and the Purchased Companies) after the Closing Date to the extent that they are not due to the Business or a Purchased Company or are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.13 Pre-Closing Restructuring. At least one day prior to the Closing, Seller will cause its Affiliates, including the Seller Entities and the Purchased Entities, to complete the transactions substantially as described on Section 5.13 of the Seller Disclosure Schedules. The transactions contemplated by Section 5.13 of the Seller Disclosure Schedules (as may be amended) are referred to as the “Pre-Closing Restructuring.”

Section 5.14 Non-Solicitation of Employees; Non-Competition. (a) For a period of eighteen (18) months from the Closing Date, without the prior written consent of Purchaser, as to any Current Business Employee with the titles set forth on Section 5.14(a)(i) of the Seller Disclosure Schedules who became employed by Purchaser or Purchaser’s Subsidiaries (a “Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will solicit for employment any Covered Person or hire any Covered Person whose name is set forth on Section 5.14(a)(ii) of the Seller Disclosure Schedules; provided that Seller and its Subsidiaries shall not be precluded from soliciting or hiring, or taking any other action with respect to any Covered Person (i) whose employment with Purchaser or a Subsidiary of Purchaser has ceased prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Seller or its Subsidiaries in violation of this agreement; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(b) For a period of four (4) years from the Closing Date, without the prior written consent of Purchaser, Seller agrees not to engage in the Business; provided, however, that nothing herein shall preclude Seller from:

(i) owning five percent (5%) or less of the outstanding securities of any Person;

(ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a business activity that would otherwise violate this Section 5.14(b) (a “Competing Business”) if such Competing Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated ten percent (10%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Seller enters, within nine (9) months after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.14(b) would not operate to restrict such ownership and has completed such disposition within six (6) months of the date of such definitive agreement (the “Divestiture Period”); provided that if such divestiture has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture under the HSR Act, or under any other applicable Law not having expired or been terminated, or (y) the failure to procure or obtain any required governmental, regulatory or third-party consents, approvals, permits or authorizations applicable to such divestiture, then the Divestiture Period will automatically be extended so that it expires one (1) week following the later of the expiration or termination of such waiting period and the procurement or obtainment of all such consents, approvals, permits and authorizations; provided, further, that in no event shall the Divestiture Period extend beyond fifteen (15) months following the acquisition of the Competing Business;

(iv) exercising its rights or complying with its obligations under this Agreement or any of the Transaction Documents;

(v) designing, manufacturing, researching and developing, marketing or selling any product, component or system (including any seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system) apart from the Business that may incorporate or contain Business Products, provided that Seller acquires such Business Product from Purchaser or another third party; or

(vi) providing or engaging in activities, services, products or systems of a nature provided by Seller (or any of its Affiliates) apart from the Business as of the date of this Agreement or the Closing Date.

Section 5.15 Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Purchaser in error, either directly or indirectly (including as a result of the Pre-Closing Restructuring), Purchaser shall transfer, or shall cause its Affiliates (including the Purchased Entities) to transfer, at no cost to the Seller Entities (other than as provided in Section 6.12), such right, property or asset (and any related liability) as soon as practicable to the Seller Entity indicated by Seller. If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by Seller or any other Seller Entity in error, either directly or indirectly (including as a result of the Pre-Closing Restructuring), Seller shall transfer, or shall cause the other Seller Entities to transfer, at no cost to Purchaser (other than as provided in Section 6.12), such right, property or asset (and any related liability) as soon as practicable to Purchaser or an Affiliate (including a Purchased Entity) indicated by Purchaser.

Section 5.16 Intellectual Property. (a) From and after the Closing, Seller and its Affiliates hereby grant to Purchaser and its Affiliates (including each Purchased Company) a non-exclusive, perpetual, irrevocable, sublicensable (for use in connection with the Purchaser Field of Use but not for the independent use by third parties), and royalty-free worldwide license to all Intellectual Property (other than Marks) owned as of the Closing Date by Seller or any of its Subsidiaries and used in the Business as of the Closing Date and not included in the Business

Intellectual Property or specifically provided to the Business pursuant to the Transaction Documents (the “Retained Intellectual Property”), solely for use in the Business including natural extensions and evolutions thereof (it being understood that, for these purposes, any seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system manufactured, marketed or sold by Seller or its Affiliates shall not be a natural extension or evolution of the Business) (the “Purchaser Field of Use”), including the rights to make, have made, use, sell, have sold, offer for sale or import products, services and methods in the Purchaser Field of Use. The rights granted pursuant to this Section 5.16(a) are collectively referred to herein as the “Retained Intellectual Property License.” Seller shall, and shall cause its applicable Subsidiaries to, promptly provide to Purchaser one complete copy of all Retained Intellectual Property not in the possession or control of Purchaser or its Affiliates and requested by the Purchaser within the twelve (12) months following the Closing Date, in such format and together with such documentation thereof sufficient to enable Purchaser and its Affiliates (including the Purchased Companies) to use the Retained Intellectual Property and otherwise fully exercise their rights under the Retained Intellectual Property License, it being understood and agreed that Purchaser shall comply with any confidentiality or nondisclosure obligations applicable to Seller or its Subsidiaries with respect to such Retained Intellectual Property which Seller provides to Purchaser in writing promptly following such request (unless Purchaser rescinds such request promptly after reviewing such writing).

(b) Without limiting the obligations set forth in Section 5.14(b), from and after the Closing, Purchaser and its Affiliates shall grant to Seller and its Affiliates a nonexclusive, perpetual, irrevocable, sublicensable (for use in connection with the Seller Field of Use but not for the independent use by third parties) and royalty-free worldwide license to each item of Business Intellectual Property listed in Section 5.16(b) of the Seller Disclosure Schedules solely for use in the business of designing, researching and developing, manufacturing, marketing or selling any seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system (the “Seller Field of Use”), including the rights to make, have made, use, sell, have sold, offer for sale or import products, services and methods in the Seller Field of Use, it being understood that the Seller Field of Use does not include the business of designing, researching and developing, manufacturing, marketing or selling, as applicable, Business Products. From and after the date hereof until the earlier of (A) the termination of this Agreement in accordance with Article VIII and (B) the date that is ten (10) Business Days prior to the anticipated Closing Date (the “Specified Schedules Update Period”), Seller and Purchaser shall negotiate in good faith to update Sections 5.16(b) of the Seller Disclosure Schedules to reflect all and only such Business Intellectual Property that is used in the business of manufacturing, marketing or selling Retained Business Products. During the twelve (12) months from and after the Closing (the “Licensing Request Period”), Seller shall notify Purchaser of any specific items of Business Intellectual Property that are used in manufacturing, marketing or selling Retained Business Products and were not included in Section 5.16(b) of the Seller Disclosure Schedules, which notice shall separately and uniquely identify each such item of Business Intellectual Property and the applicable Retained Business Product(s) in detail (a “Licensing Notice”). “Retained Business Products” means any product or system manufactured, marketed or sold by Seller or its Affiliates as of the Closing Date, including any seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system, in each case as it exists as of the Closing Date, provided that the Retained Business Products shall not include any Business Products. During the thirty (30) days following Purchaser’s receipt of a Licensing Notice, subject to Section 5.14(b), the parties shall reasonably cooperate to determine the appropriate scope and terms and conditions of a license with respect to such item of Business Intellectual Property so as to enable Seller or its applicable Affiliate to continue such use specifically identified in such Licensing Notice and such license shall take effect as of the Closing Date on such terms as may be mutually agreed by the parties in writing during such thirty (30) days (or any mutually agreed extension thereof), provided that Purchaser shall have no obligation to cooperate with Seller with respect to any license for use outside the Seller Field of Use. The rights granted pursuant to this Section 5.16(b) are collectively referred to herein as the “Business Intellectual Property License.”

(c) Without limiting Section 5.16(a) or Section 5.16(b), each licensee and its Affiliates (including, in the case of Purchaser, the Purchased Companies) shall have the full and unconditional right with respect to the licensed Intellectual Property covered by such license described in Section 5.16(a) or Section 5.16(b), as applicable, solely in the field of use covered by such license, to (i) alter or modify the licensed Intellectual Property (including the source code thereof for Software), (ii) prepare derivative works, (iii) duplicate or reproduce the licensed Intellectual Property and (iv) distribute the licensed Intellectual Property among licensee and its Affiliates (including, in the case of Purchaser, the Purchased Companies). Such licensee and its Affiliates (including, in the case of Purchaser, the Purchased Companies) may permit their respective suppliers, contractors, service providers and consultants to exercise any or all of the rights and licenses granted under the Retained Intellectual Property License or the Business Intellectual Property License, as applicable, solely for the benefit of the licensee or its Affiliates (including, in the case of Purchaser, the Purchased Companies), as applicable. Furthermore, although Retained Business Products do not include Business Products, subject to Section 5.14(b), the Business Intellectual Property License will permit Seller and its Affiliates to incorporate Business Products purchased from Purchaser or its Affiliates (including the Purchased Companies) into Retained Business Products (subject to the terms and conditions of such purchases).

(d) In the event that one or more third parties purchases or acquires (whether by way of merger, asset acquisition, share exchange, consolidation, business combination, consolidation or similar transaction or otherwise) any of Purchaser’s or Seller’s segments, divisions, business or assets (an “Acquiring Party”), Purchaser and its Affiliates or Seller and its Affiliates, as applicable, may assign or sublicense to such Acquiring Party and its Affiliates all or a portion of the Retained Intellectual Property License or the Business Intellectual Property License, as applicable, related or applicable to such segments, divisions, business or assets.

(e) The Business Intellectual Property License and the Retained Intellectual Property License shall each be binding on assignees and transferees of any of the Business Intellectual Property or the Retained Intellectual Property License, as applicable.

Section 5.17 Environmental Permits. Within thirty (30) days of the date of this Agreement, Seller shall provide Purchaser with a list of all permits and other governmental authorizations, consents, approvals or licenses required under any Environmental Law with respect to the Business, the Purchased Assets or the other assets and businesses of any Purchased Entity or any Subsidiary of any Purchased Entity (the “Environmental Permits”). The list shall identify the type of permit, the permit number, the facility holding the permit and a summary of the requirements to transfer the permit or have it reissued to the Purchaser or its designated Affiliate. Purchaser and Seller shall then cooperate to develop and execute a plan to effectuate the transfer and/or reissuance of the Environmental Permits in accordance with Section 5.1.

Section 5.18 Product Warranty. From and after the Closing, Purchaser shall be responsible for the administration and management of all requests relating to product warranty claims by customers of the Business that are Retained Liabilities (each, a “Warranty Claim”). In connection with the foregoing, Purchaser will promptly notify Seller in writing of any request relating to a Warranty Claim. Within forty-five (45) days after receipt of such notification or if Seller shall otherwise directly receive a Warranty Claim, Seller may request that Purchaser repair or replace the products subject to the Warranty Claim, upon the terms and conditions, including pricing, to be mutually agreed by Purchaser and Seller. If Seller does not respond in writing to Purchaser within forty-five (45) days after receipt of notification of a Warranty Claim or denies liability for a Warranty Claim, Purchaser may determine to honor or deny such claim without prejudicing any of its rights or obligations hereunder. Purchaser and Seller agree to make available for inspection upon reasonable notice all records relating to the need for such work, the cost of performing such work and the applicability of Seller’s warranties to any Warranty Claim. Purchaser shall provide Seller with all scientific and engineering assistance, including access to Purchaser’s scientific and engineering employees at no cost to Seller, as may be reasonably requested by Seller to evaluate each Warranty Claim.

Section 5.19 Further Assurances. From and after the Closing, each party shall, and shall cause its Affiliates, as applicable, to, provide all cooperation reasonably requested by the other party in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents and to establish, perfect, defend, or enforce its rights in or to the Purchased Assets, Purchased Companies and Subsidiaries of the Purchased Companies by executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, and in person. Each party will reimburse the other party for any reasonable out-of-pocket expenses incurred by the other party in causing the other party’s Representatives to provide the cooperation described in the prior sentence. After the Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to, refer all customer inquiries relating to the Business, the Purchased Assets, the Purchased Companies or the Subsidiaries of the Purchased Companies to Purchaser.

Section 5.20 Lease Agreement. From the date hereof until the Closing Date, Seller and Purchaser shall use reasonable best efforts to negotiate, execute (or cause their applicable Affiliates to execute) and deliver a lease agreement in a form reasonably acceptable to both parties pursuant to which Seller or its applicable Affiliates shall agree to lease a portion of Seller’s facility located at 915 East 32nd Street, Holland, Michigan 49423, United States (such lease, the “Lease Agreement” and such facility, the “Holland Facility”), which Lease Agreement shall contain the terms set forth in Exhibit G and other such terms as may be mutually agreed by Seller and Purchaser. If the Lease Agreement is not executed and delivered at or prior to the Closing, each party shall continue to use its reasonable best efforts after the Closing to negotiate, execute (or cause their applicable Affiliates to execute) and deliver the Lease Agreement as soon as commercially practicable after the Closing, and during any such time after the Closing and before the execution and delivery of the Lease Agreement, Seller shall provide Purchaser with the benefits and use of the portion of the Holland Facility described in Exhibit G pursuant to an arrangement reasonably acceptable to both Seller and Purchaser that is consistent with the terms set forth in Exhibit G.

Section 5.21 Tangible Personal Property Matters. Section 2.4(e) of the Seller Disclosure Schedule describes the Tangible Personal Property that, to the Knowledge of Seller as of the date hereof, constitutes the Tangible Personal Property exclusively used or held exclusively for use in the operation of the Business and that is not located on the premises of any Owned Real Property or Transferred Leased Property. During the Specified Schedules Update Period, Seller and Purchaser shall negotiate in good faith to update Section 2.4(e) of the Seller Disclosure Schedules to reflect Tangible Personal Property located at Seller’s or its Affiliates’ facilities set forth on Section 5.21 of the Seller Disclosure Schedules that is exclusively used or held exclusively for use in the operation of the Business. If, following the Closing, either party identifies any Tangible Personal Property located at a facility set forth on Section 5.21 of the Seller Disclosure Schedules that is exclusively used or held exclusively for use in the operation of the Business and was not included in the Purchased Assets, the parties shall each designate one (1) individual to negotiate in good faith to determine whether such Tangible Personal Property should be transferred to Purchaser (or its applicable Affiliate).

Section 5.22 Purchased Ventures. Between the date hereof and the Closing Date, the parties will use commercially reasonable efforts to obtain the consent of (a) Pricol Limited to (i) the purchase by Purchaser or its designated Affiliate of all of the Purchased Venture Interests in Johnson Controls Pricol Pune Limited (the “Pricol Venture”) and (ii) the amendment of the Joint Venture Agreement, dated as of December 26, 2011, by and among Johnson Controls Enterprise Limited, Pricol Limited and the Pricol Venture on the terms and conditions set forth on Section 5.22(a) of the Seller Disclosure Schedules and (b) each owner of Purchased Venture Interests of any other Purchased Venture to (i) the purchase by Purchaser or its designated Affiliate of all of the Purchased Venture Interests in such Purchased Venture and (ii) the amendment of the Contracts set forth on Section 5.22(b) of the Seller Disclosure Schedules to which such owner of Purchased Venture Interests or its Affiliate is a party on the terms and conditions set forth on Section 5.22(b) of the Seller Disclosure Schedules with respect to such Contracts (a “Venture Consent”). To the extent that the parties are unable to obtain a Venture Consent with respect to the Pricol Venture or the other Purchased Non-Consolidated Venture prior to the Closing Date, (A) the Purchased Venture Interests with respect to the Pricol Venture or such other Purchased Non-Consolidated Venture will be deemed an Excluded Asset, (B) Section 2.4(a)(ii) of the Seller Disclosure Schedules shall be updated to remove the Pricol Venture or such other Purchased Non-Consolidated Venture, (C) all Contracts between Seller or its Affiliates and the Pricol Venture or such other Purchased Non-Consolidated Venture will be deemed Excluded Assets and Section 2.4(b) of the Seller Disclosure Schedules shall be updated to remove any Contracts relating to the Pricol Venture or such other Purchased Non-Consolidated Venture, as applicable, and (D) solely in the case of the Pricol Venture, Seller shall remit to Purchaser fifty percent (50%) of the cash proceeds (net of any Taxes, costs and expenses) received by Seller in respect of the Pricol Venture, including by way of dividends, sale or otherwise, (E), solely in the case of the Pricol Venture, Purchaser shall grant to Seller a non-exclusive, non-transferable, royalty-free license, solely in the Republic of India, under the terms set forth in the term sheet attached hereto as Exhibit H, to the Business Intellectual Property listed in Annex 1 to Exhibit H, for the sole purpose of sublicensing to the Pricol Venture, and (F) Purchaser and Seller shall, between the date hereof and the Closing Date, use commercially reasonable efforts to execute and deliver a license agreement memorializing the terms set forth on the term sheet attached hereto as Exhibit H and containing such other terms as the parties may mutually agree (the “Pricol JV License Agreement”). In the event that the consent of any of the Purchased Non-Consolidated Ventures set forth on Section 5.22(c) of the Seller Disclosure Schedules shall not be obtained and the applicable Purchased Venture Interests related thereto shall be an Excluded Asset, then the Purchase Price shall be reduced by the amount set forth on Section 5.22(c) of the Seller Disclosure Schedules with respect to the Purchased Non-Consolidated Venture for which the consent shall not have been obtained.

Section 5.23 Transition Services Agreement and Supply Agreement. Between the date hereof and the Closing Date, the parties will work together in good faith to finalize the schedules attached to the Transition Services Agreement and the Supply Agreement, forms of which are attached hereto as Exhibits B and A, respectively.

Section 5.24 Purchased Entities Cash. Seller shall use commercially reasonable efforts to satisfy the condition set forth in Section 7.2(e), including by distributing prior to the Closing any Cash Amounts to Seller, a Seller Entity or another Affiliate of Seller (other than any Purchased Company).

Section 5.25 China JV Separation. Between the date hereof and the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to complete the legal transfer of the Purchased Assets owned as of the date hereof by the joint venture set forth on Section 5.25 of the Seller Disclosure Schedules (the “China JV”), including the Purchased Assets set forth on Section 5.25 of the Seller Disclosure Schedules, into the PRC Purchased Entity (the “China JV Separation”). If Seller does not complete the China JV Separation prior to or at the Closing, then the Purchase Price shall be reduced by the amount set forth on Section 5.25 of the Seller Disclosure Schedules and such Purchased Assets shall be retained by the China JV.

Section 5.26 St. Petersburg Agreement. From the date hereof until the Closing Date, Seller and Purchaser shall work in good faith to negotiate, execute and deliver (or cause their applicable Affiliates to execute) a contract manufacturing agreement in a form reasonably acceptable to both parties pursuant to which Seller or its applicable Affiliate in Russia shall provide to Purchaser or an Affiliate designated by Purchaser contract manufacturing services out of Seller’s facility located at Moskovskoye shosse 70, St. Petersburg, Russia 196625 (such agreement, the “St. Petersburg Agreement”), which St. Petersburg Agreement shall contain the terms set forth in Exhibit I and other such terms as may be mutually agreed by Seller and Purchaser.

Section 5.27 Open Source. As soon as practicable (and in any event, within one (1) Business Day) following the date on which each of the conditions set forth in (i) Section 7.1(a) as it relates to Regulatory Approvals under the HSR Act only, (ii) Section 7.2(d) as it relates to item 1 of Section 7.2(d) of the Seller Disclosure Schedules only and (iii) Section 7.2(f) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), Seller shall provide to Purchaser a copy of the most recent report produced by Black Duck to identify potential open source code in the Software included in the Business Intellectual Property. Seller and Purchaser shall cooperate between the date of this Agreement and the Closing Date to (a) discuss Seller’s method of evaluation of the output of the Black Duck report and to assess any risks raised by the report and (b) review and discuss Seller’s policies, guidelines, governance and compliance procedures with respect to use of open source code in the conduct of the Business.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Tax Indemnification by Seller. Effective as of and after the Closing Date, Seller shall pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (including the Purchased Consolidated Companies and their respective Subsidiaries after the Closing Date) (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against (A) any Taxes imposed on a Purchased Consolidated Company or a Subsidiary of a Purchased Consolidated Company for any Pre-Closing Period; (B) any Taxes (other than Taxes imposed on any of the Purchased Companies) imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period (the “Excluded Business Taxes”); (C) any Taxes (i) of the Seller Entities or any of their respective Affiliates (other than any Purchased Company) for which any Purchased Company or a Subsidiary of a Purchased Company is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law), or as a transferee or successor, or (ii) imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period for which Purchaser or any of its Affiliates are liable by way of secondary liability (Haftungsschuld), e.g., under sec. 75 of the German Fiscal Code (Abgabenordnung), including, for the avoidance of doubt, any secondary Liability for such Taxes which are triggered by the sale or transfer of the German Assets pursuant to this Agreement; (D) any Liabilities of any Purchased Consolidated Company or any Subsidiary of any Purchased Consolidated Company pursuant to any agreement relating to the sharing or allocation of, or indemnification for, Taxes (other than any credit agreements, leases or commercial agreements) but only if (i) such agreement was entered into prior to the Closing and (ii) unless such agreement was not disclosed to Purchaser prior to the date hereof (it being understood that an agreement shall be treated as having been disclosed only if such agreement was (x) posted (and made accessible to Purchaser or its Representatives) in the electronic data room maintained by Intralinks on behalf of Seller under the title “Project Nina” as of 11:59 p.m. Eastern Time as of the date prior to the date of this Agreement or made available as of such time to Purchaser or its Representatives in a “clean room” established by one of Seller’s Representatives or (y) included or referenced in the Seller Disclosure Schedules on the date hereof), such Liability arose prior to the Closing; (E) an amount equal to the product of (1) thirty-five percent (35%) and (2) any amount required to be included by Purchaser or any of its Affiliates (including the Purchased Companies and their respective Subsidiaries after the Closing Date) in income under Section 951(a) of the Code with respect to a Pre-Closing Period of a Purchased Company or a Subsidiary of a Purchased Company (determined based on a “closing of the books”); (F) any Taxes arising out of or resulting from any breach of any representation or warranty contained in Section 3.14(g) or Section 3.14(q) or of any covenant or agreement of Seller, the Seller Entities or any of their Affiliates contained in this Agreement; (G) any Taxes for which Seller is responsible under Section 6.12; (H) any Taxes required to be withheld by any Purchaser Tax Indemnified Party with respect to the payment of the Purchase Price to (or for the benefit of) any Seller Entity

(which Taxes are imposed in lieu of or as a means of collection of income Taxes imposed on or with respect to such Seller Entity) to the extent not withheld pursuant to Section 2.13 (other than Taxes described in Section 6.2(G)); (I) any Taxes arising out of or resulting from the Tax Relief Cancellation described in Section 3.4 of the Seller Disclosure Schedules; (J) any VAT liabilities resulting from input VAT corrections pursuant to sec. 15a of the German VAT Act (Umsatzsteuergesetz)) to the extent they relate to input VAT claimed by the Seller or any of its Affiliates prior to or on the Closing Date, but only if the act giving rise to such VAT liability resulting from such input VAT corrections occurred prior to the Closing; (K) any incremental Taxes imposed upon a taxable disposition by Purchaser or any of its Affiliates of any PRC Interest as a result of the failure by the Affiliate of Seller transferring such PRC Interest pursuant to this Agreement to pay Taxes imposed on it by the PRC upon such transfer; and (L) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (K); provided, however, that Seller shall be liable, pursuant to this Section 6.1, for Taxes of any Purchased Consolidated Venture or Subsidiary of a Purchased Consolidated Venture only to the extent of Seller’s, the relevant Seller Entity’s, or the relevant Purchaser Tax Indemnified Party’s, as applicable, allocable share of such Taxes at the relevant time, as determined by reference to such Person’s direct or indirect ownership interest, at the relevant time, in such Purchased Consolidated Venture or such Subsidiary of a Purchased Consolidated Venture.

Section 6.2 Tax Indemnification by Purchaser. Effective as of and after the Closing Date, Purchaser shall pay or cause to be paid, and shall indemnify Seller and its Affiliates (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against (A) any Taxes imposed on a Purchased Consolidated Company or a Subsidiary of a Purchased Consolidated Company for any Post-Closing Period; (B) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business (other than Taxes imposed on any of the Purchased Companies or any Subsidiary of any Purchased Company) for any Post-Closing Period; (C) any Taxes arising from any action or transaction by Purchaser, the Purchased Consolidated Companies or their respective Subsidiaries outside of the ordinary course of business on the Closing Date after the Closing; (D) any Taxes arising out of or resulting from any breach of any covenant or agreement of Purchaser contained in this Agreement; (E) an amount equal to the product of (1) thirty-five percent (35%) and (2) the amount equal to the excess, if any, of (x) any amount required to be included by Seller or any of its Affiliates in income under Section 951(a) of the Code with respect to a Purchased Company or a Subsidiary of a Purchased Company for the tax year of Seller or such Affiliate that includes the Closing Date, over (y) the amount that would have been required to be included by Seller or any of its Affiliates in income under Section 951(a) of the Code with respect to such Purchased Company or such Subsidiary of a Purchased Company for the tax year of Seller or such Affiliate that includes the Closing Date had the taxable year of such Purchased Company or such Subsidiary of a Purchased Company ended on the Closing Date; (F) any Taxes for which Purchaser is responsible under Section 6.12; (G) any incremental amount of deduction or withholding required under any applicable Law with respect to the payment of the Purchase Price by Purchaser, any of its Affiliates or any of their respective assignees (or any assignee of any such assignee) to the extent such incremental amount of deduction or withholding arises out of, results from or relates to any of the Purchased Assets being acquired (or any of the Assumed Liabilities being assumed) by (x) an Affiliate of Purchaser or (y) any assignee of Purchaser, any of its Affiliates or any of their respective assignees pursuant to Section 10.2, in each case, that is neither (I) a tax resident of the same jurisdiction of which the Seller Entity transferring such Purchased Assets (or assigning such Assumed Liabilities) is a tax resident nor (II) a tax resident of Hungary or the United States (including any such deduction or withholding applicable to (or additional Taxes imposed with respect to) additional sums payable by Purchaser pursuant to this clause (G)); and (H) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in clauses (A) to (G); provided, however, that Purchaser shall be liable, pursuant to this Section 6.2, for Taxes of any Purchased Consolidated Venture or Subsidiary of a Purchased Consolidated Venture only to the extent of Purchaser’s or the relevant Seller Tax Indemnified Party’s, as applicable, allocable share of such Taxes at the relevant time, as determined by reference to such Person’s direct or indirect ownership interest, at the relevant time, in such Purchased Consolidated Venture or such Subsidiary of a Purchased Consolidated Venture.

Section 6.3 Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Purchased Companies and their respective Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent such treatment is not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on which the Closing occurs; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 6.4 Tax Returns.

(a) Seller shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Purchased Companies or their respective Subsidiaries), on the one hand, and any of the Purchased Companies or their respective Subsidiaries, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Purchased Entities or any of their Subsidiaries or, to the extent within the power of Seller or any of its Affiliates (other than solely the Purchased Ventures or their Subsidiaries) using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries, for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall prepare or cause to be prepared all Pre-Closing Separate Tax Returns in a manner consistent with past practices of the Purchased Consolidated Companies and their Subsidiaries, as applicable, except to the extent that Seller or the relevant Purchased Consolidated Company or Subsidiary of a Purchased Consolidated Company determines in good faith that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for a particular position. Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Seller shall deliver, or cause to be delivered, to Purchaser all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions). Purchaser shall timely file or cause to be timely filed such Tax Returns other than any Tax Return with respect to which Purchaser reasonably determines that such Tax Return reflects a position with respect to a material item for which there is no reasonable basis. In such case, Purchaser shall promptly notify the Seller in writing and Purchaser and Seller shall negotiate in good faith to reach agreement on any disputed items. If Purchaser and Seller are unable to reach such agreement, any remaining dispute shall be resolved by the Independent Accounting Firm as promptly as practicable, and Purchaser shall or shall cause to be filed a Tax Return that reflects the resolution of such disputed item (as agreed by the parties or as determined by the Independent Accounting Firm). Except as otherwise required by applicable Law, Purchaser shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Return (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 6.4(a) and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller, which information and timeline shall be consistent with the past practice of the Purchased Consolidated Companies or their respective Subsidiaries, as applicable.

(b) Except for any Tax Return required to be prepared or caused to be prepared by Seller pursuant to Section 6.4(a), Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by or with respect to the Purchased Entities or any of their Subsidiaries, and, to the extent within the power of Purchaser or any of its Affiliates (other than solely the Purchased Ventures or their Subsidiaries) using commercially reasonable efforts, the Purchased Consolidated Ventures or any of their Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Purchaser shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Purchased Consolidated Companies and their Subsidiaries, as applicable, except to the extent that Purchaser or the relevant Purchased Consolidated Company or Subsidiary of a Purchased Consolidated Company determines in good faith that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for a particular position. Purchaser shall deliver to Seller for its review and comment a copy of each such Straddle Period Separate Tax Return at least thirty (30) days prior to the due date thereof (taking into account any extensions). Purchaser shall revise such Straddle Period Separate Tax Return to reflect any reasonable comments received from Seller not later than fifteen (15) days before the due date thereof (taking into account any extensions); provided, however, that Purchaser shall not be required to reflect any comments received from Seller that are not consistent with past practices of the Purchased Consolidated Companies or their Subsidiaries, as applicable, or for which Seller or the relevant Purchased Consolidated Company or Subsidiary of a Purchased Consolidated Company determines in good faith that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for the particular position requested by Seller. In such case, Purchaser shall promptly notify the Seller in writing and Purchaser and Seller shall negotiate in good faith to reach agreement on any disputed items. If Purchaser and Seller are unable to reach such agreement, any remaining dispute shall be resolved by the Independent Accounting Firm as promptly as practicable, and Purchaser shall or shall cause to be filed a Straddle Period Separate Tax Return that reflects the resolution of such disputed item (as agreed by the parties or as determined by the Independent Accounting Firm). Purchaser shall not file any Straddle Period Separate Tax Return without the prior approval of Seller (which approval shall not be unreasonably withheld, conditioned or delayed) or prior to the resolution of the Independent Accounting Firm of all disputes with respect to such Straddle Period Separate Return, as applicable; provided that Purchaser may file or cause to be filed such a Straddle Period Separate Tax Return to the extent necessary to avoid the imposition of any penalties for failure to timely file such Tax Return. If Purchaser files a Straddle Period Separate Tax Return without the prior written consent of Seller or prior to the resolution of the Independent Accounting Firm pursuant to the immediately preceding sentence, Purchaser shall promptly amend or cause to be amended such Straddle Period Separate Tax Return to reflect any agreement between the parties or the resolution of the Independent Accounting Firm. Except to the extent required pursuant to the immediately preceding sentence, Purchaser shall not amend or revoke any Straddle Period Separate Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). At Seller’s request and expense, Purchaser shall amend any Straddle Period Separate Tax Return unless such amendment would have an adverse effect on Purchaser, any Purchased Consolidated Company or any Affiliate thereof that is material.

Section 6.5 Certain Tax Benefits, Refunds, Credits and Carrybacks.

(a) If Purchaser or any of its Affiliates (including, after the Closing Date, the Purchased Consolidated Companies or their respective Subsidiaries) realizes a Tax Benefit in respect of any taxable period (or portion thereof) ending on or prior to the end of its second taxable year beginning after the taxable year that includes the Closing Date as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item by any Taxing Authority with respect to Taxes for which Seller is responsible under Section 6.1, then Purchaser shall pay (or cause to be paid) to Seller the amount of such Tax Benefit within fifteen (15) days of the later of the filing of the Tax Return in which such Tax Benefit is realized or Purchaser’s receipt of a written request by Seller for payment of such amount.

(b) Seller shall be entitled to any Tax Benefit arising from any Tax Item arising in respect of any payment, loss, obligation, liability or Tax that Seller is responsible for under this Agreement. Purchaser acknowledges and agrees that neither Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Consolidated Companies) shall claim any such Tax Item on any Tax Return for a Post-Closing Period; provided, that if any such Tax Item is not permitted by Law to be claimed on a Tax Return for which Seller has filing responsibility pursuant to Section 6.4(a) and is permitted by Law to be claimed on a Tax Return for which Purchaser has filing responsibility pursuant to Section 6.4(b), then Purchaser shall (or shall cause its relevant Affiliate (including, after the Closing Date, the Purchased Consolidated Companies) to) claim such Tax Item and pay (or cause to be paid) to Seller the amount of any such Tax Benefit resulting from such Tax Item that is realized in respect of any taxable period (or portion thereof) ending on or prior to the end of the second taxable year of Purchaser or its relevant Affiliate, as applicable, beginning after the taxable year of such entity that includes the Closing Date within fifteen (15) days of the later of the filing of such Tax Return or Purchaser’s receipt of a written request by Seller for payment of such amount.

(c) If Purchaser or any of its Affiliates (including, after the Closing Date, the Purchased Consolidated Companies) makes (or causes an Affiliate to make) a payment to Seller pursuant to Section 6.5(a) or Section 6.5(b) in respect of any Tax Benefit and, as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made by any Taxing Authority the amount of such Tax Benefit that is actually realized by Purchaser or its Affiliates (including, after the Closing Date, the Purchased Consolidated Companies) is less than such amount paid to Seller pursuant to Section 6.5(a) or Section 6.5(b), Seller shall pay to Purchaser an amount equal to the excess of such amount paid (or caused to be paid) by Purchaser and the amount of such Tax Benefit actually realized by Purchaser or its Affiliates (including, after the Closing Date, the Purchased Consolidated Companies) after taking into account such adjustment.

(d) Subject to the following provisions of this Section 6.5(d), the determination of whether Purchaser or any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Companies) has realized a Tax Benefit (and the determination of the amount of any such Tax Benefit) shall be made by the Purchaser in good faith. Seller shall have no rights to review the Tax Returns of Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Companies) pursuant to Section 6.5(a), (b), (c) or (d); provided, that Purchaser shall provide Seller with (A) such supporting documentation and other information reasonably necessary to enable Seller to verify any determination of Purchaser described in the first sentence of this Section 6.5(d) (e.g., an electronic spreadsheet or other reasonable documentation setting forth any such Tax Benefit and the calculation of the amount of any such Tax Benefit in reasonable detail) or (B) a certification from the Independent Accounting Firm (the costs of which shall be borne by Purchaser) as to the Tax Benefits (and the amount of any such Tax Benefit) realized by Purchaser or any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Companies) (and the determination set forth in such certification shall be binding on all parties hereto).

(e) Seller shall be entitled to any refunds or credits of or against any Taxes for which Seller is responsible under Section 6.1. Purchaser shall be entitled to any refunds or credits of the Purchased Companies and their Subsidiaries of or against any Taxes other than refunds or credits to which Seller is entitled pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Purchased Consolidated Companies or their Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Purchaser in accordance with the principles set forth in Section 6.3. Each party shall pay, or cause its Affiliates to pay, to the party entitled to a refund or credit of Taxes under this Section 6.5(e), the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the entity receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable. For the avoidance of doubt, in the case of any refund or credit of Taxes imposed on or with respect to any Purchased Consolidated Venture or Subsidiary of a Purchased Consolidated Venture, this Section 6.5(e) shall apply only with respect to the allocable share of such refund or credit, as determined by reference to the relevant Person’s direct or indirect ownership interest, at the relevant time, in such Purchased Consolidated Venture or Subsidiary thereof.

(f) Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to any refunds or credits of or against any Taxes for which Purchaser is responsible under Section 6.2(G). Seller acknowledges and agrees that Seller will (and will cause its Affiliates to) claim any refund or credit of such Taxes on the applicable Tax Return of Seller or its Affiliates or Tax Return for which Seller has filing responsibility pursuant to Section 6.4(a) and otherwise will use its reasonable best efforts to obtain any such refund or credit of Taxes to the extent permitted by applicable Law. Seller shall pay (or cause to be paid) to Purchaser the amount of any such refund or credit (including any interest paid thereon and net of any Taxes to the entity receiving such refund or credit in respect of the receipt or accrual of such refund or credit) within fifteen (15) days of the actual receipt of such refund or credit or the application of such refund or credit against amounts otherwise payable.

(g) Purchaser shall cause the Purchased Entities to carry forward, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period beginning after the Closing Date.

(h) For the avoidance of doubt, this Section 6.5 shall not apply to (i) any credit or refund of VAT (including any input VAT (Vorsteuer)) in connection with the sale, transfer or acquisition of the Purchased Assets, the Assumed Liabilities or any portion of the Business conducted by the Purchased Consolidated Companies and governed by Section 6.12 or (ii) any increase of the Tax basis in the Purchased Assets as a result of the acquisition of the Purchased Assets.

Section 6.6 Tax Contests.

(a) If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VI, except to the extent that the other party is prejudiced by such failure (as determined by a court of competent jurisdiction). Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Seller shall have the exclusive right to control any Tax Proceeding of or with respect to any of the Purchased Entities or any of their Subsidiaries and, to the extent within the power of Seller, the Purchaser or any of their Affiliates using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries, for any taxable period ending on or before the Closing Date; provided, however, that Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment would have a material adverse impact on Purchaser or any of its Affiliates (including the Purchased Consolidated Companies and their Subsidiaries) for any Post-Closing Period. Seller may elect in writing not to control any Tax Proceeding that Seller otherwise has the right to control pursuant to the preceding sentence. If Seller makes such election with respect to a Tax Proceeding, Purchaser shall have the right, but not the obligation, to conduct, at its own expense, such Tax Proceeding, and the provisions of Section 6.6(c) shall apply, mutatis mutandis (substituting all references therein to “the Controlling Party” with “Purchaser” and all references therein to “the Non-Controlling Party” with “Seller”), with respect to such Tax Proceeding.

(c) In the case of a Tax Proceeding of or with respect to (A) any of the Purchased Entities or any of their Subsidiaries and, to the extent within the power of Seller, the Purchaser or any of their Affiliates using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries for any Straddle Period (other than a Tax Proceeding described in Section 6.6(d)) or (B) Taxes that are Excluded Business Taxes and Taxes that are not Excluded Business Taxes, in each case, other than Taxes imposed on any of the Purchased Companies or any of their Subsidiaries (and such Tax Proceeding for Taxes that are Excluded Business Taxes is not separable from such Tax Proceeding for Taxes that are not Excluded Business Taxes), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall reasonably consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall reasonably consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (v) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that the foregoing shall apply with respect to a Tax Proceeding of or with respect to a Purchased Venture or Subsidiary of a Purchased Venture only to the extent within the power of Seller, the Purchaser or any of their Affiliates using commercially reasonable efforts. For purposes of this Agreement, “Controlling Party” shall mean Seller if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Seller or Purchaser is not the Controlling Party with respect to such Tax Proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or any of its Subsidiaries (other than the Purchased Companies or their Subsidiaries) other than any Tax Proceeding described in Section 6.6(c)(B); and (ii) any Tax Return of a consolidated, combined or unitary group that includes Seller or any of its Subsidiaries (including any Combined Tax Return); provided, however, that if any settlement, compromise or abandonment of a Tax Proceeding with respect to a Combined Return would have a material adverse impact on Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) for any Post-Closing Period, Seller shall obtain the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) before any such settlement, compromise or abandonment.

Section 6.7 Cooperation and Exchange of Information.

(a) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include reasonably providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and supporting documentation, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information (including transfer pricing documentation), which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b) Each party to this Agreement shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Purchased Companies and their Subsidiaries for their respective Tax periods beginning on or before the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) five (5) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them unless the other party first provides written notice that it intends to take possession of such Tax Returns and other documents at its own expense.

Section 6.8 Tax Sharing Agreements; Powers of Attorney.

(a) To the extent relating to the Purchased Entities or any of their Subsidiaries and, to the extent within the power of Seller or its Affiliates using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Consolidated Companies or any of their Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Purchased Consolidated Companies and any of their Subsidiaries), on the other hand, are parties, and neither Seller nor any of its Affiliates nor any of the Purchased Consolidated Companies or their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

(b) At least twenty (20) days prior to the Closing, Seller shall provide Purchaser with a list of all the effective powers of attorney granted by any of the Purchased Consolidated Companies and any Subsidiary thereof (other than powers of attorney solely relating to the preparation and filing of Tax Returns), and Seller shall cause to be terminated prior to the Closing any such powers of attorney granted by the Purchased Entities or any of their Subsidiaries and, to the extent within the power of Seller or its Affiliates using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries, as Purchaser may direct in writing at least ten (10) days prior to the Closing.

Section 6.9 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), Seller, Purchaser, the Purchased Companies and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under this Article VI, Section 2.10, and Article IX as an adjustment to the purchase price for Tax purposes.

Section 6.10 Certain Tax Elections. Except as otherwise required by applicable Law, Purchaser shall not, and shall cause its Affiliates (including the Purchased Companies) not to make any election with respect to (including any election pursuant to Treasury Regulation Section 301.7701-3), or change any method of tax accounting or any tax accounting period of, any Purchased Company or any Subsidiary thereof, which election or change would be effective on or prior to the Closing Date.

Section 6.11 Additional Post-Closing Tax Covenant. With respect to any of the Purchased Companies or any of their Subsidiaries listed on Section 6.11 of the Seller Disclosure Schedules, from the date of the Closing through the end of the taxable period of such entity that includes the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the Purchased Entities or any of their Subsidiaries and, to the extent within the power of Purchaser or any of its Affiliates using commercially reasonable efforts, any of the Purchased Consolidated Ventures or any of their Subsidiaries) not to, enter into any extraordinary transaction with respect to such Purchased Companies or otherwise take any action or enter into any transaction outside of the ordinary course of business and consistent with past practice that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Purchased Company, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction may be claimed by Seller or any of its Affiliates.

Section 6.12 Transfer Taxes; VAT.

(a) Notwithstanding anything to the contrary in this Agreement, each of Seller and Purchaser shall pay, when due, and be responsible for, fifty percent (50%) of any sales, use, transfer (including real estate transfer), documentary, stamp or similar Taxes (other than VAT) and related fees imposed on or payable with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b) VAT, Generally.

(i) The amount of any payment for a supply of goods or for services or the value of any supply made or deemed to be made by Seller or any of the Seller Entities pursuant to this Agreement or pursuant to any other agreement that is intended to effect the transfer of assets and liabilities pursuant to this Agreement (including any assignment and bill of sale, assumption agreement, real estate deed, or other instrument of conveyance) shall be exclusive of any such VAT properly chargeable on the supply, and the amount of such VAT shall be paid by the recipient of such supply in addition to any payment due under this Agreement at the time that a proper VAT invoice is issued, except in the case of Mexican VAT and German VAT (which shall be governed exclusively by Section 6.12(b)(ii), (b)(iii), (c) and (d)). The parties agree to use their reasonable best efforts under the terms of applicable VAT Laws to carry out the transactions contemplated under this Agreement in the most efficient way to reduce or mitigate the imposition or payment of any VAT, except in the case of Mexican VAT and German VAT (which shall be governed exclusively by Section 6.12(b)(ii), (b)(iii), (c) and (d)).

(ii) If Mexican VAT or German VAT is required to be paid with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement, then the amount of such VAT shall be paid (or caused to be paid) by Purchaser in addition to any payment due under this Agreement at the time that a proper VAT invoice in compliance with applicable VAT laws is issued. Purchaser shall and shall cause its relevant Affiliates (including the Purchased Consolidated Companies after the Closing) to use reasonable best efforts to pursue all remedies reasonably available under applicable Law to obtain a refund or credit of such VAT and shall keep Seller fully informed of such efforts, including by providing to Seller all relevant documents and other information prepared or submitted to any Taxing Authority in connection with such efforts. Seller shall pay to Purchaser fifty percent (50%) of the amount of any such VAT paid (or caused to be paid) by Purchaser pursuant to the first sentence of this Section 6.12(b)(ii) and for which Purchaser (or an Affiliate of Purchaser) is not able to obtain a refund or credit (such amount, the “VAT Leakage”) by the first anniversary of the date on which such VAT is required to be paid to the relevant Taxing Authority (such date with respect to any VAT, the “VAT Recovery Outside Date”), unless and to the extent that such VAT Leakage results from or arises out of (i) Purchaser’s breach of the covenant set forth in the immediately preceding sentence or (ii) any action taken or transaction entered into by Purchaser or any of its Affiliates (including the Purchased Companies) after the Closing (other than any action required pursuant to this Agreement, including any action referred to in Section 1.1(c) of the Seller Disclosure Schedules or Section 1.1(g) of the Seller Disclosure Schedules). Notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to fifty percent (50%) of any refund or credit of any VAT in respect of which Seller has made a payment to Purchaser pursuant to this Section 6.12(b)(ii) or Section 6.12(b)(iii) that is obtained by Purchaser or any of its Affiliates after the VAT Recovery Outside Date and Purchaser shall pay to Seller fifty percent (50%) of the amount of any such refund or credit of VAT (including any interest, and in the case of Mexico, any inflationary or other additional credits generated under applicable Law, paid thereon and net of any Taxes to the entity receiving such refund or credit in respect of the receipt or accrual of such refund or credit) within fifteen (15) days of the actual receipt of such refund or credit or the application of such refund or credit against amounts otherwise payable. For purposes of determining whether Purchaser or any of its Affiliates has obtained a refund or credit of any Mexican VAT or German VAT that is required to be paid with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement, except as otherwise required under applicable Law, VAT refunds and credits shall be treated as obtained in the order in which the underlying VAT payments were made. Purchaser shall provide Seller with (A) such supporting documentation and other information reasonably necessary to enable Seller to verify the amount of any refunds or credits of any such Mexican VAT or German VAT (e.g., an electronic spreadsheet or other reasonable documentation setting forth any such refunds or credits and the calculation of the amount of any such refunds or credits in reasonable detail) or (B) a certification from the Independent Accounting Firm (the costs of which shall be borne by Purchaser) as to the amount of any refunds or credits of any such Mexican VAT or German VAT (and the determination set forth in such certification shall be binding on all parties hereto).

(iii) If, as a result of any audit adjustment (or adjustment in any Tax Proceeding) made by any Mexican or German Taxing Authority, as applicable, Purchaser or any of its Affiliates is required to repay any portion of any refund or credit of any Mexican VAT or German VAT paid by Purchaser with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement, Seller shall pay to Purchaser fifty percent (50%) of the amount so required to be repaid; provided, that Seller shall not be required to make any payment pursuant to this Section 6.12(b)(iii) to the extent the relevant audit adjustment (or adjustment in any Tax Proceeding) is a result of any action taken or transaction entered into by Purchaser or any of its Affiliates (including the Purchased Companies) after the Closing (other than any such action required pursuant to this Agreement, including any action referred to in Section 1.1(c) of the Seller Disclosure Schedules or Section 1.1(g) of the Seller Disclosure Schedules).

(c) Mexican VAT. Considering that the Purchased Assets include goods that were acquired in Mexican territory or that were permanently imported into Mexico for customs purposes, as well as goods that were temporarily imported into Mexico for customs purposes and continue to be under such customs regime using the Seller’s (or its Affiliate’s) Maquila Program, the parties agree to carry out all necessary steps in order to ensure that the qualifying transactions contemplated under this Agreement satisfy the customs scheme known as “virtual transfers” in accordance with the Mexican Customs Act and the Trade and Customs Miscellaneous Rules, all as applicable on the Closing Date, including the filing of one or more export summary or “pedimento” (export customs declaration) by Seller or its Affiliates as needed and one or more import summary or “pedimento” (import customs declaration) by Purchaser or its Affiliates, the addition of any necessary information or notes in the Tax invoices to be issued by Seller or its Affiliates, and the identification of the number of the Maquila Program of the Mexican entity to which the relevant Purchased Assets will be physically delivered or sold in Mexico. If on the Closing Date it is not possible to carry out a virtual transfer in accordance with the preceding sentence, the parties agree to use their reasonable best efforts, under the terms of the Mexican legislation, including the Value Added Tax Act and Customs Act and their applicable rules, to carry out transactions contemplated under this Agreement in the most efficient way to reduce or mitigate the amount of Mexican VAT imposed on the purchase and transfer of the Purchased Assets pursuant to this Agreement. The parties agree that Purchaser will be responsible for the payment of any Mexican import duties arising from the purchase and virtual importation of the Purchased Assets that are being sold and transferred in accordance with this Agreement, except to the extent such import duties were required to have been previously paid by Seller or any of its Affiliates upon the prior importation of such Purchased Assets (for which Seller shall be responsible).

(d) German VAT.

(i) Seller and Purchaser shall (and shall cause their respective Affiliates to) reasonably cooperate to minimize any German VAT on the purchase and transfer of the Purchased Assets pursuant to this Agreement; provided, that the parties shall treat the purchase and transfer of the Purchased Assets held by a German Seller Entity immediately prior to the Closing (the “German Assets”) pursuant to this Agreement (the “German Asset Sale”) as a sale and transfer of a business as a going concern (Geschäftsveräußerung im Ganzen) within the meaning of Section 1 para. 1a German Value Added Tax Act (Umsatzsteuergesetz) that is not subject to German VAT (nicht umsatzsteuerbar) solely if and to the extent Seller determines in good faith that such treatment is required under applicable Law (and if Seller so determines that such treatment is required, (x) Seller shall promptly (and at least ten (10) days prior to issuing a VAT invoice reflecting such determination) notify Purchaser in writing of such determination and (y) the parties shall (and shall cause their respective Affiliates to) file all Tax Returns in a manner consistent with such treatment).

(ii) If and to the extent that the German Asset Sale is treated by the parties pursuant to Section 6.12(d)(i) as a sale and transfer of a business as a going concern (Geschäftsveräußerung im Ganzen) within the meaning of Section 1 para. 1a German Value Added Tax Act (Umsatzsteuergesetz), Seller shall provide Purchaser with the relevant information relating to ongoing adjustment periods according to sec. 15a of the German Value Added Tax Act (Umsatzsteuergesetz) for the German Assets, in particular: (A) the date of first use of the relevant German Assets, (B) the details according to claimed input VAT deduction according to sec. 15 of the German Value Added Tax Act (Umsatzsteuergesetz) and (C) past corrections according to sec. 15a of the German Value Added Tax Act (Umsatzsteuergesetz); provided, that Seller shall provide to Purchaser such supporting documentation with respect to the foregoing reasonably requested by Purchaser in writing.

(iii) If and to the extent the German Asset Sale is not treated by the parties pursuant to Section 6.12(d)(i) as, or a competent German Taxing Authority determines and states in assessment notices or other written notifications that the German Asset Sale does not constitute, a sale and transfer of a business as a going concern (Geschäftsveräußerung im Ganzen) within the meaning of Section 1 para. 1a German Value Added Tax Act (Umsatzsteuergesetz), Seller shall confirm that the respective Seller Entity transferring the German Business (each a “German Seller Entity”) is, as of the date hereof, an entrepreneur (Unternehmer) as defined in Section 2 of the German Value Added Tax Act (Umsatzsteuergesetz) and that the German Asset Sale is part of its entrepreneurial activities.

Section 6.13 Timing of Payments. Any indemnity payment required to be made pursuant to this Article VI shall be made within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

Section 6.14 Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes (other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof, if any) and the procedures relating thereto shall be governed exclusively by this Article VI and Section 1.1(c) of the Seller Disclosure Schedules, and the provisions of Article IX shall not apply. The indemnification obligations contained in this Article VI and the representations and warranties made pursuant to Section 3.14(g) and Section 3.14(q) shall survive the Closing Date until sixty (60) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. All Regulatory Approvals or expirations or terminations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act and under the Antitrust Laws of the jurisdictions listed on Section 7.1(a) of the Seller Disclosure Schedules prior to Closing shall have been obtained or shall have occurred.

(b) No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction or by any Governmental Entity shall have been entered and remain in effect which prevents the consummation of the Transaction.

(c) Delivery of Acceptance Notice. Seller shall have delivered the Acceptance Notice to Purchaser.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Seller set forth in Section 3.7(c) (absence of Business Material Adverse Effect) shall be true and correct as of the Closing Date, (ii) the representations and warranties of Seller contained in Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.18 (Brokers) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date and (iii) each of the other representations and warranties of Seller contained in Article III of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date, except that (x) in each case of clauses (ii) and (iii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (iii), where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in the context of clause (iii), all “materiality” and “Business Material Adverse Effect” qualifications contained in such representations shall be disregarded).

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Third Party Consents. All Approvals of the third parties, as set forth on Section 7.2(d) of the Seller Disclosure Schedules, shall have been obtained.

(e) Cash of Purchased Entities. (i) The Cash Amount as of the Closing of the French Entity shall be no greater than $30,000,000; (ii) the Cash Amount as of the Closing of the PRC Purchased Entity shall be no greater than $3,000,000; (iii) the Cash Amount as of the Closing of each other Purchased Entity shall be no greater than $20,000,000; and (iv) the aggregate Cash Amount as of the Closing of all Purchased Entities shall be no greater than $50,000,000.

(f) Restructuring. The conditions set forth on Section 7.2(f) of the Seller Disclosure Schedules shall have been satisfied.

Section 7.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) the representations and warranties of Purchaser contained in Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date and (ii) each of the other representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date, except that (x) in each case of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii), where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in the context of clause (ii), all “materiality” and “Purchaser Material Adverse Effect” qualifications contained in such representations shall be disregarded).

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if (A) any of Purchaser’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Seller has notified Purchaser of such untruth, inaccuracy, breach or failure to perform and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by Purchaser, if (A) any of Seller’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Purchaser has notified Seller of such untruth, inaccuracy, breach or failure to perform and (ii) the Outside Date; provided that Purchaser is not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by Seller or by Purchaser, if the Closing shall not have occurred on or prior to October 11, 2014; provided, however, that if the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) have not been satisfied by such date, either Seller or Purchaser may extend such date to January 11, 2015 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e) by Seller or by Purchaser, if an Approval under the HSR Act or the Antitrust Laws of any of the jurisdictions listed on Section 7.1(a) of the Seller Disclosure Schedules shall have been denied and such denial shall have become final and nonappealable or (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have complied with its obligations under Section 5.1.

Section 8.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 8.1, this Section 8.2, Section 8.3, and Article X. Nothing in this Section 8.2 shall be deemed to release any party from any Liability for fraud or any act undertaken by a party with the knowledge that the taking of such act would, or would reasonably be expected to, cause such party to breach the terms and provisions of this Agreement.

Section 8.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. (a) Except as set forth in Section 6.14, the representations and warranties of Seller contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.8(a) (Title to Assets) and Section 3.18 (Brokers) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely. Written notice of a claim must be given by Purchaser to Seller in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however that the representations and warranties set forth in Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely. Written notice of a claim must be given by Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(c) The covenants and agreements that contemplate actions to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms. This Section 9.1(c) shall not limit any covenant or agreement of the parties contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing.

Section 9.2 Indemnification by Seller. (a) Subject to the provisions of this Article IX and except with respect to indemnification for Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof to the extent such Taxes are Retained Liabilities (it being understood that indemnification for Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof shall be governed exclusively by Article VI), effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and each of Purchaser’s and such Affiliates’ respective officers, directors, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any representation or warranty of Seller contained in Article III (other than the representations and warranties contained in Section 3.14 (Taxes)) (in each case, without giving effect to any “Business Material Adverse Effect,” “materiality” or similar qualifications, except with respect to (x) the representations and warranties set forth in Section 3.7(c) (Absence of Business Material Adverse Effect), Section 3.6(b) (Financial Statements) and Section 3.15(a) (Employee Benefit Plans) and (y) reference to the defined term “Material Contract”; (ii) any breach of any covenant or agreement of Seller contained in this Agreement; and (iii) any Retained Liabilities.

(b) Except with respect to Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof to the extent such Taxes are Retained Liabilities (it being understood that indemnification for Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof shall be governed exclusively by Article VI), notwithstanding any other provision to the contrary:

(i) Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses pursuant to any claim under Section 9.2(a)(i) until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) exceeds $1,500,000 (the “Deductible”), after which Seller shall be obligated for all the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) in excess of the Deductible, subject to Section 9.2(b)(ii) and 9.2(b)(iii); provided that any claim for indemnification under Section 9.2(a)(i) resulting from a breach of a Seller Fundamental Representation shall not be subject to the Deductible;

(ii) Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses to the extent that such Covered Losses are reflected, recorded or included in Working Capital on the final Post-Closing Statement; and

(iii) the cumulative indemnification obligation of Seller under Section 9.2(a)(i) (other than any indemnification obligation under Section 9.2(a)(i) resulting from a breach of a Seller Fundamental Representation) shall in no event exceed $39,750,000 (the “Cap”).

Section 9.3 Indemnification by Purchaser. (a) Subject to the provisions of this Article IX and except with respect to indemnification for Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof to the extent such Taxes are Assumed Liabilities (it being understood that indemnification for Taxes other than Taxes of any Purchased Non-Consolidated

Venture or any Subsidiary thereof shall be governed exclusively by Article VI), effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and each of Seller’s and such Affiliates’ respective officers, directors, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any representation or warranty of Purchaser contained in Article IV (in each case, without giving effect to any “Purchaser Material Adverse Effect”, “materiality” or similar qualifications); (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement; and (iii) any Assumed Liability.

(b) Except with respect to Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof to the extent such Taxes are Assumed Liabilities (it being understood that indemnification for Taxes other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof shall be governed exclusively by Article VI), notwithstanding any other provision to the contrary:

(i) Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Covered Losses pursuant to any claim under Section 9.3(a)(i) until the aggregate amount of the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) exceeds the Deductible, after which Purchaser shall be obligated for all the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) in excess of the Deductible, subject to Section 9.3(b)(ii); provided that any claim for indemnification under Section 9.3(a)(i) resulting from a breach of a Purchaser Fundamental Representation shall not be subject to the Deductible; and

(ii) the cumulative indemnification obligation of Purchaser under Section 9.3(a)(i) (other than any indemnification obligation under Section 9.3(a)(i) resulting from a breach of a Purchaser Fundamental Representation) shall in no event exceed the Cap.

Section 9.4 Procedures. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent then known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided that neither the failure to provide such notice nor any deficiency in such notice shall release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2(a) or Section 9.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party), which notice shall state that, assuming the facts then presented to the Indemnifying Party by the Indemnified Party is true, the Indemnifying Party shall indemnify the Indemnified Party for the entirety of all Covered Losses the Indemnified Party may suffer resulting from arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Article IX. Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party or (iii) such Third Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Action. In any other event not set forth in the previous sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In any event, the Indemnified Party and the Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article IX and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party unless (A) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liability by all relevant parties to such claim or demand, (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party and (C) such Third Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) or encumber any assets of any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.

Section 9.5 Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, except in the case of fraud and willful misconduct and with respect to any matter relating to Taxes (which shall be governed exclusively by Article VI, other than Taxes of any Purchased Non-Consolidated Venture or any Subsidiary thereof, which shall be governed by this Article IX to the extent such Taxes are Retained Liabilities), following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive monetary remedies of Seller and Purchaser, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party hereto may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transaction contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party hereto, or any failure by any party hereto to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, the amount of Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered (net of any costs incurred to recover such proceeds) by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Section 9.7 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), neither party shall be liable to the other party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any amounts for punitive damages or damages that are not reasonably foreseeable, in each case, except to the extent awarded against an Indemnified Party in connection with a Third Party Claim.

Section 9.8 Bulk Sales Waiver. Purchaser and its Affiliates waive compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” or “bulk sales law” (or any similar Tax law) of any jurisdiction in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, the parties shall (i) exclude, and cooperate in order to exclude, any secondary liabilities of Purchaser or its Affiliates in connection with the German Assets (including any liabilities arising pursuant to sec. 25 of the German Commercial Code (Handelsgesetzbuch)) which relate to any Pre-Closing Period, and (ii) effect the requisite entries into the respective commercial registers.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Entire Agreement. This Agreement, the other Transaction Documents, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.2 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Purchaser may (a) assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities or any of the Purchased Companies, to any of its Affiliates, without Seller’s consent by providing Seller with a written document executed by Purchaser and such Affiliate evidencing such assignment and (b) grant a security interest and/or collateral assignment to its lenders of its rights and benefits arising under this Agreement; provided that no such assignment or delegation or grant of a security interest will relieve or release Purchaser from any of its Liabilities or obligations hereunder.

Section 10.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.4 No Third-Party Beneficiaries. Except for Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.5 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such party shall designate by like notice):

(i)	if to Purchaser,

Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
	Facsimile:	(734) 736-5560
	Attention:	Michael Sharnas
	Email:	msharnas@visteon.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
	Facsimile:	(312) 407-8580
	Attention:	Shilpi Gupta
	Email:	Shilpi.gupta@skadden.com

(ii)	if to Seller,

Johnson Controls, Inc.
5757 N. Green Bay Avenue
Milwaukee, WI 53201
	Facsimile:	(414) 524-2828
	Attention:	Brian Cadwallader
	Email:	brian.j.cadwallader@jci.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
	Attention:	Andrew R. Brownstein
David K. Lam
	Email:	ARBrownstein@wlrk.com
DKLam@wlrk.com

Section 10.6 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.7 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. In addition, each of the parties (a) submits to the exclusive personal jurisdiction of the Third (3rd) Circuit Court of the State of Michigan, County of Wayne, or the United States District Court for the Eastern District of Michigan located in Detroit, Michigan, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Third (3rd) Circuit Court of the State of Michigan, County of Wayne, or the United States District Court for the Eastern District of Michigan located in Detroit, Michigan; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named court, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5. Notwithstanding the foregoing in this Section 10.7, a party may commence any Action in in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transaction or the other transactions contemplated hereby.

Section 10.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each party hereto and delivered (by facsimile, e-mail, or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.11 Expenses. Except as otherwise provided herein, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense.

Section 10.12 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either party hereto or any of its Affiliates, in any Proceeding or Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) reference to a document being “made available” shall mean such document was provided to Purchaser or its Representatives via electronic mail, or a copy of such document was posted (and made accessible to Purchaser or its Representatives) in the electronic data room maintained by Intralinks on behalf of Seller under the title “Project Nina” as of 11:59 p.m. Eastern Time as of the date prior to the date of this Agreement or made available to Purchaser or its Representatives in a “clean room” established by one of Seller’s Representatives and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

JOHNSON CONTROLS, INC.

By:	/s/ Frank A. Voltolina
Name:	Frank A. Voltolina
Title:	Vice President & Treasurer

VISTEON CORPORATION

By:	/s/ Michael Sharnas
Name:	Michael Sharnas
Title:	Senior Vice President & General Counsel

[Signature Page to Purchase Agreement]